UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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LIBBEY INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LIBBEY INC.
P.O. BOX 10060
300 MADISON AVENUE
TOLEDO, OHIO 43699-0060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ON MAY 17, 2012

Dear Fellow Libbey Shareholder:

We will hold our 2012 Annual Meeting of Libbey shareholders on Thursday, May 17, 2012, at 2 p.m., Eastern Daylight Savings Time, at the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio.

At the meeting, shareholders will:

•	elect three directors, each for a term of three years;
•	vote, on an advisory and non-binding basis, to approve the pay of our named executives;
•	vote to ratify the appointment of Ernst & Young LLP as Libbey’s independent auditors for our fiscal year ending December 31, 2012; and
•	transact such other business as properly may come before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Libbey Inc. common stock at the close of business on March 19, 2012. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

Whether or not you plan to attend the meeting, we hope you will vote as soon as possible in accordance with the instructions contained under
“Questions and Answers — How do I vote?” in the enclosed proxy statement.

By Order of the Board of Directors,

Susan A. Kovach
Vice President, General Counsel and Secretary

April 5, 2012
Toledo, Ohio

(ii)

(iii)

(iv)

LIBBEY INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to Be Held on May 17, 2012.

Pursuant to rules promulgated by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, proxy card and 2011 Annual Report to Shareholders, and by notifying you of the availability of our proxy materials on the Internet. The notice of annual meeting, proxy statement and 2011 Annual Report to Shareholders are available at https://www.proxyvote.com. In accordance with the SEC’s rules, the materials on the site are searchable, readable and printable, and the site does not have “cookies” that enable us to identify visitors.

We have sent you this proxy statement because our Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so that they may vote your shares on your behalf at our annual meeting of shareholders. The members of the proxy committee are Richard I. Reynolds and Susan Allene Kovach. They will vote your shares as you instruct.

We will hold the meeting in the Libbey Corporate Showroom located at 335 North St. Clair Street, Toledo, Ohio. The meeting will be held on May 17, 2012, at 2 p.m., Eastern Daylight Savings Time. This proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing to shareholders of this proxy statement and the enclosed proxy on or about April 5, 2012.

QUESTIONS AND ANSWERS

Who may vote?

You may vote if you were a holder of Libbey Inc. (which we refer to as we, our, Libbey or the Company) common stock at the close of business on March 19, 2012.

What may I vote on?

You may vote on the following proposals:

•	Proposal 1: Election of three nominees — Carol B. Moerdyk, John C. Orr and Stephanie A. Streeter — to serve as Class I directors.

You may vote FOR these nominees, you may WITHHOLD your vote with respect to any or all of these nominees, or you may abstain.

•	Proposal 2: Say-on-Pay

The following non-binding, advisory resolution regarding the pay of our named executives, as disclosed in this proxy statement:

RESOLVED, that the stockholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executives, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement.

You may vote FOR this resolution, you may vote AGAINST this resolution, or you may abstain.

•	Proposal 3: Ratification of the appointment of Ernst & Young LLP as Libbey’s independent auditors for the 2012 fiscal year.

You may vote FOR ratification of the appointment or AGAINST ratification of the appointment, or you may abstain.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	Proposal 1: FOR each of Carol B. Moerdyk, John C. Orr and Stephanie A. Streeter to serve as Class I directors;
•	Proposal 2: FOR the resolution approving the pay of our named executives, as disclosed in this proxy statement; and
•	Proposal 3: FOR ratifying the appointment of Ernst & Young LLP as Libbey’s independent auditors for the 2012 fiscal year.

How do I vote?

Registered Shareholders

If you are a registered shareholder, you may vote in any of the following ways:

•	Vote by telephone: Call on a touch-tone telephone, toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on May 16, 2012. Make sure you have your proxy card available, and follow the simple instructions provided.
•	Vote over the internet: Go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on May 16, 2012. Make sure you have your proxy card available and follow the simple instructions provided.
•	Vote by mail: Mark, date and sign the enclosed proxy card and return it in the enclosed, postage-paid envelope. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.
•	Vote in person at the annual meeting: Bring the enclosed proxy card or other proof of identification and request a ballot at the meeting.

Shares held jointly by two or more registered shareholders may be voted by any joint owner unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.

Shares Held in Street Name

If you hold your shares in street name — in other words, you hold your shares through a broker or other nominee — you will receive from your broker a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It also will tell you how to request a paper or e-mail copy of our proxy materials. If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote, including Proposals 1 and 2.

Shares Held Through 401(k) Plan

If you participate in the Libbey Retirement Savings Plan, which we refer to as our 401(k) plan, and if you have investments in the Libbey Inc. stock fund and have an e-mail address provided by Libbey for business purposes, you will receive an e-mail message at your Libbey-provided e-mail address containing instructions that you must follow in order for shares in your account to be voted. If you participate in our 401(k) plan, have investments in the Libbey Inc. stock fund and do not have an e-mail address provided by Libbey for business purposes, you will receive instructions from the trustee of the 401(k) plan that you must follow in order for shares in your account to be voted.

May I change my vote?

If you are a shareholder of record, you may, at any time before your shares are voted at the annual meeting, change your vote or revoke your proxy by:

•	sending us a proxy card dated later than your last vote;
•	notifying the Secretary of Libbey in writing; or
•	voting at the meeting.

If you hold your shares in street name through a broker or other nominee, you should contact your broker or nominee to determine how to change your vote or revoke your proxy.

How many outstanding shares of Libbey common stock are there?

At the close of business on March 19, 2012, there were 20,519,801 shares of Libbey common stock outstanding. Each share of common stock is entitled to one vote.

How big a vote do the proposals need in order to be adopted?

Provided that a quorum is present either in person or by proxy at the Annual Meeting, Proposals 1 through 3 must receive the required votes set forth below:

Proposal	Required Vote
Proposal 1 — Election of Carol B. Moerdyk, John C. Orr and Stephanie A. Streeter as Class I directors	Since the election of directors is uncontested, each director must receive the vote of the majority of the votes cast with respect to such director’s election.
Proposal 2 — Say-on-Pay	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.
Proposal 3 — Ratification of Independent Auditors	The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

What constitutes a quorum?

Under our By-laws, the holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum, permitting business to be transacted at the meeting.

How will votes be counted?

Votes cast in person or by proxy will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. For purposes of determining whether the shareholders have approved a matter, abstentions are not treated as votes cast “for,” “against” or “withheld,” and therefore will have no effect on the outcome of any of Proposals 1 – 3. Additionally, broker non-votes will not be considered as present and entitled to vote with respect to any of Proposals 1 and 2. The common stock outstanding on the record date held by the trustee under Libbey’s 401(k) plan will be voted by the trustee in accordance with written instructions from participants in that plan or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares of the plan for which instructions were received.

What are broker non-votes?

If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to vote your shares with respect to certain matters, including Proposals 1 and 2, unless you give your broker or nominee specific instructions as to how to vote. Non-voted shares on non-routine matters are called broker non-votes. They will not be counted in determining the number of shares necessary for approval but will be counted in determining whether there is a quorum.

How will voting be conducted on other matters raised at the meeting?

The proxy committee will vote on other matters that properly come before the meeting in accordance with the Board’s recommendation or, if no recommendation is given, in the discretion of the proxy committee.

When must shareholder proposals be submitted for the 2013 Annual Meeting?

A shareholder desiring to submit a proposal for inclusion in our Proxy Statement for our Annual Meeting to be held in 2013 must deliver the proposal so that we receive it no later than November 30, 2012. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act will be considered untimely if submitted after February 14, 2013. We request that all such proposals be addressed to Susan Allene Kovach, Vice President, General Counsel and Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

PROPOSAL 1 — ELECTION OF DIRECTORS

Each year our shareholders are asked to elect the members of a class for a term of 3 years. Currently, the term of office for members of Class I of the Board of Directors will expire on the date of the Annual Meeting in 2012. Mr. Jean-René Gougelet, a member of Class I of the Board of Directors, has indicated that he will not stand for reelection at the Annual Meeting in 2012. His decision is not a result of any disagreement on any matter relating to Libbey’s operations, policies or practices.

Because Mr. Gougelet’s decision not to stand for reelection would leave our Board with a class (Class I) consisting of 2 directors, a class (Class II) consisting of 4 directors, and a class (Class III) consisting of 3 directors, John C. Orr has consented to being nominated for election at the 2012 Annual Meeting of shareholders, along with Carol B. Moerdyk and Stephanie A. Streeter. Accordingly, the Board of Directors has fixed the number of directors to be elected at the 2012 Annual Meeting at 3 and has nominated Ms. Moerdyk, Mr. Orr and Ms. Streeter for election to Class I. Those persons who are elected directors at the 2012 Annual Meeting will hold office until their terms expire on the date of the 2015 Annual Meeting or until the election and qualification of their successors. The terms of office of the members of Class II and Class III of the Board of Directors will expire on the date of the Annual Meeting in 2013 and 2014, respectively. Information regarding Ms. Moerdyk, Mr. Orr and Ms. Streeter is set forth below under “Libbey Corporate Governance — Who are the members of our Board of Directors?”

So far as the Board has been advised, only the 3 persons named above as nominees will be nominated for election as directors at the Annual Meeting. Shares represented by proxies in the accompanying form will be voted for the election of these 3 nominees unless authority to vote for any or all of these nominees is withheld. The nominees have consented to being named in this proxy statement and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors or the number of directors may be reduced accordingly. The Board, however, expects each of the nominees to be available. As long as a quorum is present, directors shall be elected by a majority of the votes of the shares present in person or represented by proxy at the meeting. A shareholder entitled to vote for the election of directors may withhold authority to vote for any or all of the nominees.

The Board of Directors recommends a vote FOR each of Ms. Moerdyk, Mr. Orr and Ms. Streeter.

PROPOSAL 2 — ADVISORY SAY-ON-PAY VOTE

We are providing shareholders the opportunity to vote on a non-binding, advisory resolution to approve the pay of our named executives, as disclosed below under “Compensation-Related Matters — Compensation Discussion and Analysis” and the related tables and narrative disclosures. For convenience, this vote is referred to in this proxy statement as the “say-on-pay vote.”

Specifically, our say-on-pay vote gives shareholders the opportunity to cast a non-binding, advisory vote with respect to the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory and non-binding basis, the compensation of the Company’s named executives, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement.

Our executive pay program, which is discussed in detail below under “Compensation-Related Matters — Compensation Discussion and Analysis” and related tables and narrative, embodies a pay-for-performance philosophy that is designed to:

•	Support our business strategy, thereby driving our long-term financial and operational performance;
•	Align the interests of our shareholders and executives through “at-risk” compensation tied to our short- and long-term financial and operational objectives; and
•	Attract and retain highly-talented and experienced senior executives who are critical to the implementation of our strategic plan and our future success.

The 2011 program, which we believe provides an appropriate balance among base salary and short- and long-term compensation target opportunities, incorporated the following features:

•	In April 2011, base salary increases ranging from 2.4% to 3.6%, compared to base salaries for 2010;

•	Annual incentive opportunities under our 2011 Senior Management Incentive Plan, which we refer to as our 2011 SMIP, based on corporate-wide performance and individual objectives designed to support the goals highlighted below[1]:

Primary Goals for 2011:

•	Continue to strengthen Libbey’s balance sheet by reducing our debt

Status:

—	Prepaid $40 million of senior secured notes
—	Prepaid approximately $11 million of debt in China
—	Repaid approximately $2.8 million of debt in Portugal
—	Reduced ratio of debt net of cash to adjusted EBITDA to 3.0X
•	Continue to position Libbey for a favorable refinancing in 2012 (when the senior secured notes become callable) by increasing sales, EBITDA and free cash flow that can be used to further reduce debt

Status:

—	Net sales increased by 2.2%, from $799.8 million to $817.1 million, in spite of a $11.3 million reduction in sales attributable to the sale of the assets of our Traex subsidiary in April 2011
—	Adjusted EBITDA of $113.1 million in 2011, compared to $115.0 million in 2010, although excluding EBITDA related to Traex from both
2011 and 2010 results, adjusted EBITDA was $112.3 million in 2011, compared to $112.1 million in 2010
—	Free cash flow plus $5.5 million in proceeds from the exercise of warrants in Q4 totaled $37.1 million, compared to free cash flow in 2010 of $48.9 million
•	Ensure a smooth CEO succession

Status:  Completed successfully; John F. Meier retired on July 31, 2011, and on August 1, 2011, Stephanie A. Streeter succeeded him as CEO and William A. Foley, a long-time director, succeeded him as non-executive Chairman

•	A modest $25,000 discretionary bonus for Ms. Streeter, as described more fully under “Compensation-Related Matters — Compensation Discussion and Analysis — Executive Summary — 2011 Executive Compensation Highlights” and “Compensation-Related Matters — Compensation Discussion and Analysis — What pay did Libbey’s executives receive for 2011?”;

[1]	Adjusted EBITDA and free cash flow are non-GAAP measures. For reconciliations of Adjusted EBITDA to net income and free cash flow to net cash provided by operating activities, see Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Form 10-K filed with the Securities and Exchange Commission on March 14, 2012.

•	Long-term incentive opportunities based on achieving corporate EBITDA objectives over a 3-year period; and
•	Equity awards (non-qualified stock options, which we refer to as NQSOs, and restricted stock units, which we refer to as RSUs), with 4-year vesting, designed to (a) encourage our executive officers to remain with us in order to realize the value of the awards and (b) further align the interests of our executive officers with those of our shareholders generally.

In addition, during 2011 our Board recruited our new CEO, Ms. Streeter, and negotiated a pay package with her. The package provides for a base salary that is approximately $49,900 per year lower than that payable to our former CEO, Mr. Meier, who retired at the end of July 2011. It also provides for annual and long-term incentive compensation target percentages equal to those provided Mr. Meier, as well as a guaranteed minimum 2011 SMIP award ($315,000) equal to a target award prorated for her 6 months as a Libbey employee. Included in Ms. Streeter’s pay opportunity for 2011 were initial grants of NQSOs and RSUs that have an aggregate grant date fair value of approximately $702,000 and that vest over a 4-year period, and prorated target awards under our long-term incentive plans for 2010 and 2011, which we refer to as our 2010 LTIP and 2011 LTIP, respectively.

Ms. Streeter’s new employment agreement provides for substantially lower severance benefits in the event of termination of employment compared to Mr. Meier’s old employment agreement. In addition, Ms. Streeter’s employment agreement does not provide for an excise tax “gross-up” if Ms. Streeter’s employment is terminated by Libbey without cause or by her for good reason in connection with a change in control.

In September 2011, our Board notified our other executives who were party to employment agreements and/or change in control agreements that the agreements would be terminated at the end of 2011. At the same time, the Board presented the executives with new agreements. Most significantly, the new agreements provide for lower severance payments and eliminate excise tax gross-ups relating to severance provided in connection with employment terminations occurring in connection with changes in control.

Finally, our executive pay program incorporates stock ownership guidelines for executive officers, and our incentive compensation awards are subject to a clawback under certain circumstances.

Because your vote is advisory, it will not be binding on Libbey, our Compensation Committee or our Board of Directors. However, we value the opinions of our shareholders, and our Compensation Committee and Board will carefully consider the outcome of this vote.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the resolution.

PROPOSAL 3 — RATIFICATION OF AUDITORS

The Audit Committee has appointed Ernst & Young LLP to serve as our independent auditors for our 2012 fiscal year. Although ratification by the shareholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. Unless otherwise directed, proxies in the accompanying form will be voted for ratification.

The Board of Directors recommends a vote FOR this proposal.

STOCK OWNERSHIP

Who are the largest owners of Libbey stock?

The following table shows information with respect to the persons we know to be the beneficial owners of more than 5% of our common stock as of December 31, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Zesiger Capital Group LLC(1) 460 Park Avenue, 22nd Floor New York, NY 10022	1,639,585	8.1%
Robeco Investment Management, Inc.(2) 909 Third Ave. New York, NY 10022	1,099,060	5.4%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	1,073,300	5.3%

(1)	Amendment No. 8 to Schedule 13G filed with the SEC on behalf of Zesiger Capital Group LLC (“Zesiger”), an investment advisor, indicates that, as of December 31, 2011, Zesiger was the beneficial owner of 1,639,585 common shares, with sole dispositive power as to all such common shares and sole voting power as to 1,241,600 common shares. The schedule further states that all securities reported in the schedule are held in discretionary accounts that Zesiger manages, and that no single client of Zesiger owns more than 5% of the class.
(2)	Schedule 13G filed with the SEC on behalf of Robeco Investment Management, Inc. (“RIM”), an investment advisor, indicates that, as of December 31, 2011, RIM was the beneficial owner of 1,099,060 common shares, with sole dispositive power as to all such shares and sole voting power with respect to 837,560 common shares. The schedule further states that all securities are held for the discretionary account of certain clients, and that, to the best knowledge of RIM, no person has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of shares representing more than 5% of the class.
(3)	Schedule 13G filed with the SEC on behalf of T. Rowe Price Associates, Inc. (“Price Associates”), an investment advisor, indicates that, as of December 31, 2011, Price Associates was the beneficial owner of 1,073,300 common shares, with sole dispositive power as to all such shares and sole voting power as to 71,800 common shares. The schedule further states that the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, the securities is vested in the individual and institutional clients served by Price Associates as investment advisor.

How much Libbey stock do our directors and officers own?

Stock Ownership Guidelines

Non-Employee Director Stock Ownership Guidelines.  Effective May 6, 2010, our Board of Directors adopted new stock ownership guidelines applicable to non-employee directors. For individuals who were non-employee directors as of May 6, 2010, the deadline for compliance is May 6, 2015. For an individual who subsequently becomes a non-employee director, the deadline will be the fifth anniversary of the date on which he or she becomes a non-employee director. We refer to the deadline as the Compliance Deadline.

Under the new guidelines, a non-employee director must, on or before the applicable Compliance Deadline, own Libbey common stock and/or its equivalents, as described below, in an amount at least equal to 4 times the amount of the annual cash retainer payable to the director for service on the Board of Directors (excluding the cash retainer or fees payable for service on any committee of the Board). We refer to this amount as the Ownership Threshold.

The following forms of equity, which we refer to as Libbey Shares, will be counted in determining whether a non-employee director has achieved the Ownership Threshold applicable to him or her:

•	Shares of Libbey common stock held by the non-employee director; and
•	“Phantom stock” into which deferred compensation is deemed invested under any deferred compensation plan for non-employee directors.

If a non-employee director achieves the Ownership Threshold on any date prior to his or her Compliance Deadline, that director generally will be deemed to continue to comply with the Ownership Threshold even if the value of his or her Libbey Shares subsequently declines as a result of a decline in the closing price of Libbey common stock. If, after achieving the Ownership Threshold, the non-employee director sells or otherwise disposes of Libbey Shares and after the sale or disposition fails to hold at least the minimum number of Libbey Shares that he or she was required to hold when he or she first achieved the Ownership Threshold, then the director’s holdings of Libbey Shares will be re-valued based on the then-current market price of Libbey common stock, and the director will be required to achieve the Ownership Threshold based on his or her re-valued holdings.

As of March 19, 2012, all of our non-employee directors comply with these stock ownership guidelines.

Executive Stock Ownership Guidelines.  In October 2007, we established guidelines pursuant to which our executive officers also are required to achieve ownership of meaningful amounts of equity in Libbey. Specifically, each executive officer is required to achieve ownership of a specified number of shares of Libbey common stock equal to a multiple of his or her base salary in effect on January 1, 2008 or, if later, the date on which the executive officer becomes subject to the guidelines. For individuals who were executive officers as of January 1, 2008, the applicable deadline for compliance with the guidelines is December 31, 2012. For individuals who become executive officers after January 1, 2008, the applicable deadline is the fifth anniversary of the respective dates on which they become executive officers.

The applicable multiples for the executive officers are as follows:

Executive Officer Title	Multiple of Base Salary
Chief Executive Officer	5	×
President, Executive Vice President, group or divisional president(1)	3	×
Other Vice Presidents	2	×

(1)	No individuals currently occupy the positions of President or group or divisional president. Mr. Reynolds currently is Libbey’s only Executive Vice President.

We generally determine the number of shares of stock that each executive officer is required to own by the applicable deadline as follows. First, we multiply the applicable executive officer’s annual base salary on January 1, 2008 (or the date on which he or she became subject to the guidelines, if later) by the appropriate multiple from the above table. We then divide the product by the average closing price of Libbey common stock over a period of time to be determined by the Nominating and Governance Committee of Libbey’s Board of Directors. For those individuals who were executive officers as of January 1, 2008, the Nominating and Governance Committee determined that the average closing price of Libbey common stock over 2007, $16.84, would be used to determine the number of shares that they are required to own as of December 31, 2012.

In light of the significant volatility in our stock price during the 1-year period prior to July 1, 2009, when Mr. Roberto Rubio joined us as Vice President, Managing Director, Libbey Mexico, the Nominating and Governance Committee considered several methodologies for determining the number of shares that Mr. Rubio should be required to own by the fifth anniversary of his date of hire. Ultimately, the Nominating and Governance Committee based its decision as to Mr. Rubio’s equity ownership guideline on internal equity factors, comparing his annualized base salary to the annualized base salary of the other executive officers and positioning his guideline so that it exceeds that of the other Vice Presidents, whose guidelines were determined using a 2× multiple of base salary but have annualized base salaries that are lower than Mr. Rubio’s. Mr. Rubio’s guideline is lower than the guidelines of our CEO and Executive Vice President, whose respective guidelines were determined based upon higher multiples of base salary.

After Ms. Streeter joined us in July 2011, the Nominating and Governance Committee considered the methodology for determining the number of shares that Ms. Streeter would be required to own by the fifth anniversary of her date of hire. Ultimately, the Committee chose to determine the number of shares she must own by multiplying her annual base salary on the date of hire ($700,000) by 5, and dividing the product by $14.47, the average closing price of Libbey common stock over the 1-year period ending June 30, 2011.

The following forms of equity, which we refer to as Qualifying Shares, will be counted in determining whether executive officers have achieved their respective stock ownership guidelines:

•	Shares of Libbey common stock held by the officer, his or her spouse and/or his or her minor children (as long as they are minors), if:
•	The shares are not subject to forfeiture under the terms of any award of those shares or the terms of any plan pursuant to which those shares are purchased and/or held; and
•	The shares are not pledged to secure any indebtedness;
•	Awards, pursuant to any plan approved by the Compensation Committee of the Board of Directors, of restricted shares, RSUs or shares issued in settlement of performance shares, but only if and to the extent the vesting requirements (whether continued service to Libbey or achievement of performance targets) associated with the shares already have been satisfied;
•	Shares of Libbey common stock that are held for the benefit of the executive officer or his or her spouse or minor children in a 401(k) savings account, in any individual retirement account or in any trust or other estate planning vehicle;
•	“Phantom stock” into which any restricted shares, RSUs or shares issued in settlement of performance shares are deferred pursuant to any plan approved by the Compensation Committee of the Board of Directors; and
•	Vested, “in-the-money” stock options, but only to the extent they do not exceed 50% of the shares required by the guideline applicable to the particular executive officer.

As of March 19, 2012, the named executives who continued to be employed by Libbey as of that date held the following Qualifying Shares:

Named Executive	Applicable Guideline (Number of Shares)	Number of Qualifying Shares Held
Daniel P. Ibele	31,061	59,793
Richard I. Reynolds	79,504	140,882
Roberto B. Rubio	48,800	39,112
Stephanie A. Streeter	241,880	5,000

The Nominating and Governance Committee, which is responsible for monitoring compliance with the guidelines, has authority to address extenuating circumstances that prevent an executive officer from complying with the guidelines by the deadline applicable to him or her. In addition, the Nominating and Governance Committee has authority to work out transition plans for executive officers nearing retirement.

Beneficial Ownership Table

The following table shows, as of March 19, 2012, the number of shares of our common stock and percentage of all issued and outstanding shares of our common stock that are beneficially owned (unless otherwise indicated) by our directors (including Mr. Gougelet, who will not be standing for reelection at our 2012 Annual Meeting of shareholders), the named executives (including those who were no longer employed by Libbey at that date) and our directors and executive officers as a group. Our address, as set forth on the Notice of Annual Meeting of Shareholders, is the address of each director and executive officer set forth below. The shares owned by the executive officers set forth below include the shares held in their accounts in our 401(k) plan. An asterisk indicates ownership of less than one percent of the outstanding stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Carlos V. Duno(1)	25,505	*
William A. Foley(1)	29,125	*
Gregory T. Geswein(2)(3)(4)	116,854	*
Jean-René Gougelet(1)	15,627	*
Peter C. McC. Howell(1)(5)	25,775	*
Daniel P. Ibele(2)(3)	118,054	*
John F. Meier(3)(4)(6)	509,371	2.48%
Deborah G. Miller(1)	10,110	*
Carol B. Moerdyk(1)	24,925	*
John C. Orr(1)	14,808	*
Richard I. Reynolds(2)(3)	298,323	1.45%
Roberto B. Rubio(2)(3)	42,279	*
Scott M. Sellick(2)(3)(4)	96,974	*
Terence P. Stewart(1)	31,953	*
Stephanie A. Streeter(2)(3)	5,000	*
Directors and Executive Officers as a Group(1)(2)(3)(4)	1,664,621	8.11%

(1)	Includes the following number of shares of our common stock that are deferred under our 2009 Director Deferred Compensation Plan, which we refer to as our Director DCP, and that are payable as shares of our common stock:

Name of Director	Number of Deferred Shares
C. Duno	16,390
W. Foley	0
J. Gougelet	7,308
P. Howell	10,460
D. Miller	0
C. Moerydyk	0
J. Orr	0
T. Stewart	24,025
All non-employee directors as a group	58,183

Does not include the following number of shares of phantom stock that are held by non-management directors pursuant to our previous deferred compensation plans for outside directors and that are payable in cash:

Name of Director	Number of Phantom Shares
C. Duno	0
W. Foley	11,778
J. Gougelet	1,639
P. Howell	5,784
D. Miller	2,192
C. Moerydyk	18,453
J. Orr	0
T. Stewart	49,615
All non-employee directors as a group	89,461

For more information regarding our deferred compensation plans for non-management directors, see “Compensation-Related Matters — Non-Management Directors’ Compensation in 2011” below.

(2)	Does not include shares of our common stock that have vested but are deferred under our Executive Deferred Compensation Plan, which we refer to as our EDCP. As of March 19, 2012, each of Messrs. Geswein, Ibele, Reynolds, Rubio and Sellick, and all executive officers as a group, had the following number of shares of our common stock that are vested but deferred under our EDCP:

Named Executive	Number of Deferred Shares
G. Geswein	50,186
D. Ibele	0
R. Reynolds	0
R. Rubio	0
S. Sellick	38,315
S. Streeter	0
All executive officers as a group	118,271
(3)	Includes the following number of NQSOs that have been granted to our named executives and all executive officers as a group and that currently are exercisable or will be exercisable on or before June 5, 2012:

Named Executive	Number of Outstanding Stock Options Exercisable Within 60 Days
G. Geswein	93,419
D. Ibele	73,794
J. Meier	286,374
R. Reynolds	145,621
R. Rubio	15,348
S. Sellick	68,886
S. Streeter	0
All executive officers as a group	821,940

(4)	Based on last known information as of date of separation from service. For Mr. Geswein, that date was October 31, 2011; for Mr. Meier, that date was July 31, 2011; and for Mr. Sellick, that date was February 29, 2012.
(5)	Includes 750 shares held by family members of Mr. Howell. Mr. Howell disclaims any beneficial interest in these shares.
(6)	Based on last known information as of date on which Mr. Meier retired, includes 8,406 shares held by family members of Mr. Meier, who disclaims any beneficial interest in these shares.

In addition to outstanding shares of common stock that our named executives beneficially owned as of March 19, 2012, the named executives and all executive officers as a group have received the following grants of RSUs that have not yet vested:

Named Executive	Number of Unvested RSUs(1)
D. Ibele	25,953
R. Reynolds	56,221
R. Rubio	43,004
S. Streeter	60,742
All executive officers as a group	237,039

(1)	Of these amounts, a total of 16,639 RSUs with 4-year vesting were granted to all executive officers on February 12, 2009; a total of 7,828 RSUs with 4-year vesting were granted to Mr. Rubio on July 1, 2009; a total of 45,061 RSUs with 4-year vesting were awarded to all executive officers on February 8, 2010 (but were not granted until May 6, 2010, after our shareholders approved our Amended and Restated 2006 Omnibus Incentive Plan, which we refer to as our Omnibus Plan); a total of 41,606 RSUs with 4-year vesting were awarded to all executive officers on February 10, 2011; a total of 22,761 RSUs with 4-year vesting were awarded to Ms. Streeter on July 29, 2011; and a total of 103,144 RSUs with 4-year vesting were awarded to all executive officers on February 17, 2012. One share of our common stock will be issued for each vested RSU. Dividends do not accrue on RSUs until they vest. For further information, see “Compensation-Related Matters — Compensation Discussion and Analysis — In what forms does Libbey deliver pay to its executives, and what purposes do the various forms of pay serve?” and the Outstanding Equity Awards at Fiscal Year-End table below.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of filings with the Securities and Exchange Commission and written representations that no other reports were required to be filed by the relevant persons, we believe that, during the fiscal year ended December 31, 2011, all officers, directors and greater-than-10% beneficial owners complied, on a timely basis, with the filing requirements applicable to them pursuant to Section 16 of the Exchange Act.

LIBBEY CORPORATE GOVERNANCE

Who are the members of Libbey’s Board of Directors?

Our Board of Directors is divided into 3 classes of directors. Each year, 1 class of directors stands for election at our Annual Meeting of shareholders. It is important to us that our directors and candidates for our Board not only meet the “Requisite Qualifications for Board Candidates” described under “How does our Board select nominees for the Board?” below, but also possess experience, qualifications or skills in the substantive areas that impact our business. The biographies below highlight, for each director who will continue to serve after the 2012 Annual Meeting of shareholders, the individual attributes that enhance the Board’s collective knowledge and experience.

Director	Age	Experience	Director Since
Carlos V. Duno (Class II)	64	Mr. Duno is the Owner and Chief Executive Officer of Marcia Owen Associates/Group Powell One (since 2006), the premier recruiting and staffing firm in Northern New Mexico, and Owner and Chief Executive Officer of CDuno Consulting (since 2004). From 2001 to 2004, Mr. Duno served as Chairman of the Board and Chief Executive Officer of Clean Fuels Technology, a leading developer of emulsified fuels for transportation and power generation applications. Mr. Duno’s glass industry experience began during his 6 years as President of Business Development and Planning for Vitro S.A. in Monterrey, Mexico from 1995 to 2001. Mr. Duno’s earlier professional experience includes a 2-year term as Vice President Strategic Planning for Scott Paper Company and several years with McKinsey & Co. and Eli Lilly. Mr. Duno holds a B.S. in industrial engineering from the National University of Mexico, and an M.B.A. in finance and an M.S. in industrial engineering, both from Columbia University. Mr. Duno is Chair of Libbey’s Audit Committee and is also an Audit Committee Financial Expert. Mr. Duno is active in several not-for-profit organizations in the Santa Fe, New Mexico area and formerly served on the Boards of Directors of Clean Fuels Technology, Inc. and Anchor Glass Container Corporation. The Board believes Mr. Duno’s extensive experience in strategic planning for international organizations, together with his first-hand glass industry experience in Mexico, make him well-qualified to serve as a director of the Company.	2003

Director	Age	Experience	Director Since
William A. Foley (Class III)	64	Mr. Foley has served as Chairman of Libbey Inc. since August 1, 2011. Mr. Foley has served as Chairman and Chief Executive Officer of Blonder Accents, LLC (since June 2011) and served as Chairman and Chief Executive Officer of Blonder Company (from 2008 to 2011). Blonder Company was appointed a receiver in April 2011 in connection with a negotiated sale transaction, and the acquiring company, Blonder Accents LLC, voluntarily filed for protection under Chapter 7 of the U.S. Bankruptcy Code in December 2011. Previously, Mr. Foley was President and a director of Arhaus, Inc.; co-founder of Learning Dimensions LLC; Chairman and Chief Executive Officer of LESCO Inc.; and Chairman and Chief Executive Officer of Think Well Inc. Mr. Foley has also fulfilled the roles of Vice President, General Manager for The Scotts Company Consumer Division, and Vice President and General Manager of Rubbermaid Inc.’s Specialty Products division. Mr. Foley spent the first 14 years of his career with Anchor Hocking Corp. in various positions, including Vice President of Sales & Marketing. Mr. Foley is currently on the Board of Directors of Myers Industries, Inc. (NYSE: MYE), and has previous experience on the boards of several public and private companies, including Arhaus Inc., LESCO Inc. and Associated Estates. Mr. Foley holds a bachelor’s degree from Indiana University and an M.B.A. from Ohio University. Mr. Foley’s consumer product marketing experience, particularly in the glass tableware industry, along with his significant leadership and management skills, strengthen the Board’s collective qualifications, skills and experience.	1994
Peter C. McC. Howell (Class II)	62	Since 1997, Mr. Howell has been an advisor to various business enterprises in the areas of acquisitions, marketing and financial reporting, particularly with respect to operations in the People’s Republic of China. Mr. Howell’s positions before 1997 include Chairman and Chief Executive Officer of Signature Brands USA Inc. (formerly Health-O-Meter); President, Chief Executive Officer and a director of Mr. Coffee Inc.; and Chief Financial Officer of Chemical Fabrics Corporation. Mr. Howell also spent 10 years as an auditor for Arthur Young & Co. (now Ernst & Young). Since 1989, Mr. Howell has been a director of one or more public companies. His current directorships include Pure Cycle Corporation (NASDAQ: PCYO) (since 2004); Lite Array Inc. and Global Lite Array Inc., subsidiaries of the publicly held Global-Tech Applied Innovations (NASDAQ: GAI) (since 2001); and Great Lakes Cheese Company Limited, a private company (since 2006). Mr. Howell holds B.A. and M.A. degrees in economics from Cambridge University, is a Fellow of the Institute of Chartered Accountants of England & Wales, and is an Audit Committee Financial Expert. In addition to his significant financial expertise, public directorship experience, and retail and foodservice industry knowledge, Mr. Howell provides the Board with a unique perspective on the issues facing international businesses operating in China.	1993
Deborah G. Miller (Class III)	62	From 2003 to the present, Ms. Miller has been the Chief Executive Officer of Enterprise Catalyst Group, a management consulting firm specializing in high technology and biotechnology transformational applications. Ms. Miller was also President and Chief Executive Officer and Chairman of Ascendent Systems, a provider of enterprise voice mobility solutions, from 2005 to 2007. Ms. Miller has more than 30 years of global management experience, including roles as Chief Executive Officer of Maranti Networks; President and Chief Executive Officer of Egenera; Chief Executive Officer of On Demand Software; and various positions with IBM. Throughout her career, Ms. Miller has contributed to the success of international business enterprises with her innovative approach to sales and marketing. She is a member of the Board of Directors of Sentinel Group Funds, Inc. (SENCX) (since 1995) and an emeritus member of the Board of Trustees of Wittenberg University, from which she received her bachelor’s degree. As a result of Ms. Miller’s global management experience, sales and marketing ingenuity, strategic thinking, and extensive information technology experience, she is uniquely qualified to serve as a director of the Company.	2003

Director	Age	Experience	Director Since
Carol B. Moerdyk (Class I)	61	Ms. Moerdyk retired from OfficeMax Incorporated (formerly Boise Cascade Office Products Corporation) in 2007. At OfficeMax, she served as Senior Vice President, International from August 2004 until her retirement. Previously, she held various roles at Boise Cascade Office Products Corporation, including Senior Vice President Administration, Senior Vice President North American and Australasian Contract Operations, and Chief Financial Officer. Ms. Moerdyk began her professional career as an assistant professor of finance at the University of Maryland. Ms. Moerdyk serves on the Boards of Directors of American Woodmark Corporation (NASDAQ: AMWD) (since 2005), Winco Holdings, Inc. (since 2011) and Azimuth Foundation (since 2009). An Audit Committee Financial Expert, Ms. Moerdyk is a Chartered Financial Analyst and holds a bachelor’s degree from Western Michigan University and a Ph.D. Candidate’s Certificate in finance from the University of Michigan. Ms. Moerdyk’s significant financial expertise, developed through her experience as a CFA and public company Chief Financial Officer, together with her executive leadership and international operations experience, make her a valuable contributor to the Board.	1998
John C. Orr (Class I)	61	Since 2005, Mr. Orr has been the President, Chief Executive Officer, and a director of Myers Industries, Inc. (NYSE: MYE), an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. Before assuming his current positions, Mr. Orr was President and Chief Operating Officer of Myers Industries and General Manager of Buckhorn Inc., a Myers Industries subsidiary. Mr. Orr’s earlier career included 28 years with The Goodyear Tire and Rubber Company, where he gained experience in production and plant management at facilities throughout North America and Australia, eventually holding such positions as Director of Manufacturing in Latin America and Vice President Manufacturing for the entire company worldwide. Mr. Orr holds a B.S. in communication from Ohio University and has additional training from Harvard Business School in business strategy, finance and operations. Mr. Orr has served on the board of Akron General Health System since 2006. Mr. Orr’s extensive experience in international manufacturing and plant management is an important asset to the Board.	2008
Richard I. Reynolds (Class II)	65	Mr. Reynolds is currently Libbey’s Executive Vice President and Chief Financial Officer. From 1995 until assuming his current position on June 10, 2010, Mr. Reynolds served as Libbey’s Executive Vice President and Chief Operating Officer. Now in his 42nd year with the Company, Mr. Reynolds has held various positions at Libbey, including Vice President and Chief Financial Officer from 1993 to 1995 and Director of Finance and Administration from 1989 to 1993. Mr. Reynolds holds a B.B.A. from the University of Cincinnati. In addition to his work for the Company, Mr. Reynolds serves on the boards of several private organizations. As a result of the breadth and depth of his experience with the Company, Mr. Reynolds provides the Board with a learned perspective on the financial, administrative and operational aspects of Libbey’s business.	1993
Terence P. Stewart (Class III)	63	Mr. Stewart is the Managing Partner of Stewart and Stewart, a Washington, D.C.-based law firm specializing in trade and international law issues, where he has been employed since 1976. He has worked with various industries to solve trade matters in the United States and abroad. Mr. Stewart is an adjunct professor at Georgetown University Law Center, from which he received his law degree. He also holds a B.A. from the College of the Holy Cross and an M.B.A. from Harvard University. Both the Ukrainian Academy of Foreign Trade and the Russian Academy of Sciences have granted Mr. Stewart Honorary Doctorates. Recently, Mr. Stewart has written extensively on trade relations with the People’s Republic of China, including volumes on WTO accession commitments undertaken and progress made in meeting those commitments over time, a review of intellectual property protection within China and steps being taken to address problems in enforcement, and reports on subsidies provided to major sectors of the Chinese economy. Mr. Stewart currently serves on the boards of several private societies and associations and is a former member of the Company’s Nominating and Governance Committee. Mr. Stewart possesses particular knowledge and experience in international legal, regulatory and government affairs, including foreign trade matters relevant to the glass industry, that strengthen the Board’s collective qualifications, skills and experience.	1997

Director	Age	Experience	Director Since
Stephanie A. Streeter (Class I)	54	Ms. Streeter has served as Chief Executive Officer and a director of Libbey since August 1, 2011. Prior to joining Libbey as Co-CEO on July 1, 2011, Ms. Streeter was interim Chief Executive Officer of the United States Olympic Committee from March 2009 to March 2010 and served on its Board of Directors from 2004 to 2009. Ms. Streeter also was employed as Chairman and Chief Executive Officer of Banta Corporation, a NYSE-listed provider of printing, supply chain management and related services that was acquired by R.R. Donnelley & Sons Company (NYSE: RRD) in 2007. She joined Banta in 2001 as President and Chief Operating Officer and was appointed Chief Executive Officer in 2002. A member of the Board of Directors of Banta from 2001 to 2007, she was elected Chairman in 2004. Prior to joining Banta, Ms. Streeter was Chief Operating Officer at Idealab. Ms. Streeter also spent 14 years at Avery Dennison Corporation in a variety of product and business management positions, culminating in her role as Group Vice President of Worldwide Office Products from 1996 to 2000. Ms. Streeter is a member of the Boards of Directors of The Goodyear Tire & Rubber Company (NYSE: GT) (since 2008), Kohl’s Corporation (NYSE: KSS) (since 2007) and Catalyst (since 2005). Ms. Streeter holds a B.A. from Stanford University. Ms. Streeter’s demonstrated executive leadership and management skills and significant public company directorship experience, along with her consumer and business-to-business marketing experience, supply chain experience and retail industry knowledge, make her a valuable contributor to the Board.	2011

How is our Board leadership structured?

Our Board currently includes 8 non-employee directors and 2 employee directors. However, Mr. Gougelet, who currently serves as a non-employee director, has decided not to stand for reelection at the 2012 Annual Meeting of shareholders. As a result, our Board has decided to reduce its size to 9, 2 of whom (Ms. Streeter and Mr. Reynolds) are employees. Of the remaining 7 non-employee directors, 6 have been determined to be independent. For more information with respect to how the Board determines which directors are considered to be independent, see “How does the Board determine which directors are considered independent?” below.

In connection with our CEO succession in 2011, our Board reevaluated its leadership structure. In light of developments in corporate governance practices, and in order to ease the transition of Ms. Streeter as she becomes familiar with our business, industry and customers, the Board elected to separate the roles of the chairman and the chief executive officer when Ms. Streeter succeeded John F. Meier as Chief Executive Officer upon his retirement. Accordingly, our Board appointed Mr. Foley as Chairman upon Mr. Meier’s retirement.

Does Libbey have Corporate Governance Guidelines?

Our Board of Directors has adopted Corporate Governance Guidelines that govern the Board of Directors. Our Corporate Governance Guidelines, as well as the charters for each of the Audit, Compensation and Nominating and Governance committees, are available on our website (www.libbey.com).

What is the role of the Board’s committees?

Our Board of Directors currently has the following standing committees:

Standing Committee	Key Functions	Members for 2012(1)	Number of 2011 Meetings
Audit Committee	See “Audit-Related Matters — Report of the Audit Committee” below.	Carlos V. Duno, Chair(2)(3) Peter C. McC. Howell(2)(3) Carol B. Moerdyk(2)(3)	9
Compensation Committee

•

Consider the potential impact of our executive pay program on our risk profile.

•

Review executive pay at comparable companies and recommend to the Board pay levels and incentive compensation plans for our executives.

•

Review and approve goals and objectives relevant to the targets of the executive incentive compensation plans.

•

Establish the CEO’s pay, and in determining the long-term incentive compensation component of the CEO’s pay, consider the Company’s performance, relative shareholder return, the value of similar awards to chief executive officers at comparable companies and the awards given to the Company’s CEO in prior years.

•

Perform an annual evaluation of the performance and effectiveness of the Compensation Committee.

•

Produce an annual report on executive compensation for inclusion in the proxy statement or annual report on Form 10-K, as required by the SEC.

•

Approve grants of awards under our equity participation plans and provide oversight and administration of these plans.

		Carol B. Moerdyk, Chair Carlos V. Duno Deborah G. Miller John C. Orr	8
Nominating and Governance Committee	• Develop and implement policies and practices relating to corporate governance. • Establish a selection process for new directors to meet the needs of the Board, for evaluating and recommending candidates for Board membership, for assessing the performance of the Board and reviewing that assessment with the Board and for establishing objective criteria to evaluate the performance of the CEO. • Report to the Board trends in director pay practices and the competitiveness of the Company’s director pay practices.	Peter C. McC. Howell, Chair Deborah G. Miller John C. Orr	4

(1)	Excludes Jean-René Gougelet, who will not stand for reelection at the 2012 Annual Meeting of shareholders.
(2)	Determined by the Board to be qualified as an audit committee financial expert, as defined in SEC regulations.
(3)	Determined by the Board to be financially sophisticated and literate and to have accounting and related financial management expertise, as those qualifications are interpreted by the Board in its business judgment.

The Board has determined that all members of each of its standing committees are independent, within the meaning of SEC regulations and the listing standards of the NYSE Amex exchange. The Board also has determined that all members of the Compensation Committee are “outside directors,” within the meaning of 26 CFR § 1.162-27.

In addition, in connection with the announcement in February 2011 that John F. Meier intended to retire by the end of 2011, the Board appointed an ad hoc succession committee to evaluate, and make recommendations to the Board regarding, candidates to succeed Mr. Meier and to address related succession issues. Members of the ad hoc succession planning committee, which has now disbanded, were William A. Foley (Chair), Carlos V. Duno, Peter C. McC. Howell, Deborah G. Miller, Carol B. Moerdyk and John C. Orr, each of whom was determined by the Board in 2011 to be independent.

How does our Board oversee risk?

Our management is responsible for day-to-day risk management and our Board, through the Audit Committee and the Board’s other committees, is responsible for oversight of management’s risk management processes. We have implemented an enterprise-wide risk management program. Our Vice President and Treasurer has primary responsibility for this program and reports to our Executive Vice President, Chief Financial Officer. We also have an Enterprise Risk Management Steering Committee consisting of members of senior management from across our operations.

Through our enterprise risk management program, we identify, evaluate and address actual and potential risks that may impact our business and our financial results. We report routinely to the Audit Committee with respect to the status of our program and particular risk strategies, and we apprise our Board of particular risk management matters in connection with its general oversight of our business.

How does our Board select nominees for the Board?

Our Board selects new directors following review and evaluation by the Nominating and Governance Committee, which also proposes and reviews the criteria for membership at least biannually and the selection process. The Nominating and Governance Committee solicits input from all Board members and makes its recommendation to the Board. An invitation to join the Board is extended by the Chairman of the Board on behalf of the Board. A shareholder who wishes to recommend a prospective nominee for the Board may notify our Corporate Secretary or any member of the Nominating and Governance Committee in writing, including such supporting material as the shareholder deems appropriate. Candidates for director nominated by shareholders will be given the same consideration as candidates nominated by other sources.

The Board, in its Corporate Governance Guidelines, has determined that Board members must satisfy the following standards and qualifications:

Requisite Characteristics for Board Candidates

•	the highest professional and personal ethics and values, consistent with longstanding Libbey values and standards
•	broad experience at the policy-making level in business, government, education, technology or public interest
•	commitment to enhancing shareholder value
•	devotion of sufficient time to carry out the duties of Board membership and to provide insight and practical wisdom based upon experience
•	expertise in areas that add strategic value to the Board and/or knowledge of business in foreign locations strategic to our then-current or potential future operations. For example, current or recent experience as a chief executive officer of a public company; expertise in logistics and advanced supply chain management; experience as an executive with a large multinational company or as an expatriate executive in the Far East, Europe or Latin America; management experience in the foodservice industry; or management or board experience in a highly leveraged environment.

In addition, the Board’s Corporate Governance Guidelines set forth the Board’s intention to seek directors who are strategic thinkers, understand complex capital structures and the operational constraints that they create, are members of the boards of directors of other public companies and have experience and expertise in corporate governance, marketing expertise and/or experience in the consumer products industry. Consistent with the Board’s Corporate Governance Guidelines, the Board also seeks directors who, as compared to then-existing members of the Board, are diverse with respect to geography, employment, age, race or gender. Reflecting this desire to foster a diverse Board, 2 of our non-management directors are women and 1 non-management director is Hispanic. In addition, 1 non-management director is British and, through his wide travels around the world, brings us his perspective as to the international business environment, particularly in China.

Finally, the Board considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the Board’s evaluations of other prospective nominees.

The Nominating and Governance Committee employed the services of a third-party search firm to identify and recruit Ms. Moerdyk to the Board in 1998 and Mr. Orr to the Board in 2008, and, under its charter, the Nominating and Governance Committee continues to have the authority to employ the services of a third-party search firm in fulfilling its duties to select nominees to the Board.

How does our Board determine which directors are considered independent?

Pursuant to the Corporate Governance Guidelines approved by the Board, the Board has made a determination as to the independence of each of the members of the Board. In making this determination, the Board has considered the existence or absence of any transactions or relationships between each director or any member of his or her immediate family and Libbey and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions — What transactions involved directors or other related parties?” below. The Board also examined the existence or absence of any transactions or relationships between directors or their affiliates and members of Libbey’s senior management or their affiliates.

As provided in the Guidelines, the purpose of this review was to determine whether there is any relationship that is inconsistent with a determination that a director is independent of Libbey or its management. Specifically, the Guidelines preclude a determination by the Board that a director is independent if the director does not meet the independence requirements set forth in the listing standards of the New York Stock Exchange, which are substantially the same as the independence requirements set forth in the listing standards of the NYSE Amex exchange, on which our common stock currently is listed.

As a result of this review, the Board has affirmatively determined that Carlos V. Duno, William A. Foley, Peter C. McC. Howell, Deborah G. Miller, Carol B. Moerdyk and John C. Orr are independent of Libbey and its management under the standards set forth in the Corporate Governance Guidelines. Ms. Streeter and Mr. Reynolds are considered inside directors because of their employment as senior executives of Libbey. Mr. Stewart is considered a non-independent director because in the past 3 years Stewart and Stewart, the law firm of which Mr. Stewart is managing partner, has provided legal services to Libbey in connection with international trade matters and is expected to continue to do so. For more information with respect to the compensation paid to Mr. Stewart’s law firm for services provided to Libbey in 2011, see “Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?” below.

How often did our Board meet during fiscal 2011?

During 2011, the Board of Directors held 7 meetings, 5 of which were regularly scheduled meetings and 2 of which were special meetings. During 2011, each member of the Board of Directors attended 75% or more of the aggregate number of meetings of the Board and at least 75% of the aggregate number of meetings of the committees of the Board that he or she was eligible to attend.

Certain Relationships and Related Transactions — What transactions involved directors or other related parties?

We desire to maintain a Board of Directors in which a substantial majority of our directors are independent, as defined in our Corporate Governance Guidelines. We generally prohibit related-party transactions involving directors. Our Board makes a single exception to that policy in order to enable us to obtain legal services with respect to international trade matters from the law firm of Stewart and Stewart, of which Mr. Stewart is managing partner. During 2011, Stewart and Stewart received fees of approximately $7,530 from us for legal services in connection with various international trade matters. We anticipate that we will continue to utilize the legal services of Stewart and Stewart in the future in connection with international trade matters. In that connection, because our Board believes that Libbey’s General Counsel is best suited to select legal counsel for Libbey, the Board does not require that we seek the approval of the Board, or of any committee of the Board, in connection with our engagement of Stewart and Stewart. However, the Board has determined that, as a result of our engagement of Stewart and Stewart with respect to international trade matters, Mr. Stewart is not independent of Libbey.

In addition, our Code of Business Ethics and Conduct, which we refer to as our Code of Ethics, requires that all of Libbey’s directors, officers and other employees avoid conflicts of interest. Related-party transactions that are of the nature and magnitude that they must be disclosed pursuant to Item 404(b) of Regulation S-K would be considered transactions that could give rise to a conflict of interest, and therefore are covered by our Code of Ethics. Our Code of Ethics requires that any conflicts of interest be reported to our Legal Department, and that the written concurrence of our General Counsel is required to waive any conflict of interest. In addition, our Code of Ethics requires that waivers of our Code of Ethics with respect to executive officers or directors may be granted only by the Board of Directors and only if the noncompliance with our Code of Ethics is or would be immaterial or if the Board of Directors otherwise determines that extraordinary circumstances exist and that the waiver is in the best interests of our shareholders.

How do shareholders and other interested parties communicate with the Board?

Shareholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to Non-Management Directors, c/o Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060. The Nominating and Governance Committee has approved a process for handling letters that we receive and that are addressed to the non-management members of the Board. Under that process, the Corporate Secretary is responsible for reviewing all such correspondence and regularly forwarding to the non-management members of the Board a summary of all correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the function of the Board or committees thereof or that the Corporate Secretary otherwise determines requires the attention of the Board. Directors may, at any time, review a log of all correspondence that we receive and that are addressed to the Non-Management Directors or other members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought immediately to the attention of our internal auditors and Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Are Libbey’s Corporate Governance Guidelines, Code of Business Ethics and Conduct and Committee Charters available to shareholders?

Our Corporate Governance Guidelines and Code of Business Ethics and Conduct (which applies to all of our employees, officers and directors), as well as the Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, are available on our website (www.libbey.com). They also are available in print, upon request, to any holder of our common stock. Requests should be directed to Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

Are Libbey’s directors required to attend Libbey’s Annual Meeting of shareholders?

While our directors are not required to attend our Annual Meeting of shareholders, we typically schedule a meeting of the Board of Directors to take place at the same location and on the same day as the Annual Meeting of shareholders. As a result, we anticipate that a substantial majority of our directors will be present at the Annual Meeting of shareholders to be held on May 17, 2012. In 2011, all members of the Board of Directors attended our Annual Meeting of shareholders.

AUDIT-RELATED MATTERS

Who are Libbey’s auditors?

Upon the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as Libbey’s independent auditors for the fiscal year ending December 31, 2012. Although ratification by the shareholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. See “Proposal 3 — Ratification of Auditors” above.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if the representative so desires. The representative will be available to respond to appropriate questions.

What fees has Libbey paid to its auditors for Fiscal 2011 and 2010?

Fees for services rendered by Ernst & Young LLP for the years ended December 31, 2011 and 2010 are as follows:

Nature of Fees	2011 Fees	2010 Fees
Audit Fees(1)	$1,096,601	$1,235,506
Audit Related Fees(2)	80,000	80,000
Tax Fees	0	0
All Other Fees	0	0
Total	$1,176,601	$1,315,506

(1)	Audit Fees include fees associated with the annual audit of our internal controls, the annual audit of financial statements, the reviews of our quarterly reports on Form 10-Q and annual report on Form 10-K and statutory audit procedures.
(2)	Audit-related fees include fees for audits of our employee benefit plans.

All audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of these services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions. The Audit Committee’s policy regarding auditor independence requires pre-approval by the Audit Committee of audit, audit-related and tax services on an annual basis. The policy requires that engagements that the auditors or management anticipates will exceed pre-established thresholds must be separately approved. The policy also provides that the Committee will authorize one of its members to pre-approve certain services. The Committee has appointed Carlos V. Duno, Chair of the Committee, to pre-approve these services.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Libbey under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Libbey specifically incorporates this Report by reference therein.

The Audit Committee oversees the integrity of our financial statements on behalf of the Board of Directors; the adequacy of our systems of internal controls; our compliance with legal and regulatory requirements; the qualifications and independence of our independent auditors; and the performance of our independent auditors and of our internal audit function.

In fulfilling its oversight responsibilities, the Audit Committee has direct responsibility for, among other things:

•	confirming the independence of our independent auditors;
•	appointing, compensating and retaining our independent auditors;
•	reviewing the scope of the audit services to be provided by our independent auditors, including the adequacy of staffing and compensation;
•	approving non-audit services;
•	overseeing management’s relationship with our independent auditors;
•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls;
•	reviewing our internal audit program; and
•	together with the Board’s other standing committees, overseeing our enterprise risk management program.

The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly financial statements prior to their issuance. The Audit Committee’s discussions with management and the independent auditors include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee met both with management and with the independent auditors who are responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee also met with each of the independent auditors and the internal auditors without management being present. The Audit Committee discussed with the independent auditors and management the results of the independent auditors’ examinations; their judgments as to the quality, not just the acceptability, of our accounting principles; the adequacy and effectiveness of our accounting and financial internal controls; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and such other matters as are required to be communicated to the Audit Committee under generally accepted auditing standards, including Accounting Standards Board Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and Libbey, including the matters in the written disclosures required by the Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees.

Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Carlos V. Duno, Chair
Jean-René Gougelet2
Peter C. McC. Howell
Carol B. Moerdyk

[2]	Not standing for reelection in 2012; determined to be independent in 2011.

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding our 2011 executive pay program, particularly as it relates to the following individuals, who are our “named executives”:

•	John F. Meier, our Chairman and Chief Executive Officer who retired on July 31, 2011
•	Stephanie A. Streeter, our Co-CEO beginning July 1, 2011 and our Chief Executive Officer effective August 1, 2011
•	Richard I. Reynolds, our Executive Vice President and Chief Financial Officer
•	Gregory T. Geswein, our Vice President, Strategic Planning and Business Development who resigned for good reason effective October 31, 2011
•	Daniel P. Ibele, our Vice President, Global Sales and Marketing
•	Roberto B. Rubio, our Vice President, Global Manufacturing and Engineering
•	Scott M. Sellick, our Vice President, Chief Accounting Officer who resigned for good reason on February 29, 2012

Executive Summary

Financial and Operational Highlights for 2011.  Although our results for 2011 were mixed, we made progress on a number of fronts throughout 2011:

On the negative side:

•	Our 2011 adjusted EBITDA (calculated as described on Attachment A) of $113.1 million represented a $1.9 million decline compared to 2010. However, excluding EBITDA related to Traex, the assets of which we sold in April 2011, from both 2011 and 2010 results, adjusted EBITDA was $112.3 million in 2011, compared to $112.1 million in 2010.
•	Our free cash flow (calculated as net cash provided by operating activities minus capital expenditures plus net proceeds from the sale of the assets of Traex and certain other assets and further adjusted for the payment of interest on the payment-in-kind note that we paid off in 2010) of $31.6 million represented a $17.3 million decline compared to 2011, although we utilized $41.2 million of cash in 2011 to prepay a portion of our senior secured notes and pay related call premiums and we received an additional $5.5 million in cash in connection with the exercise of outstanding warrants to purchase shares of our common stock.
•	Our stock price finished 2011 at $12.74, down from $15.47 at the end of 2010, a decline of 17.65%. In comparison, the Russell 2000 declined by 4.18%.

However, on the positive side:

•	Our net sales increased by 2.2%, despite the $11.3 million decline in sales of Traex® products resulting from our sale of substantially all of the assets of Traex. Net sales growth was particularly strong in China, where we achieved a 49.3% increase in net sales in 2011, excluding the impact of currency.
•	Excluding special items of $2.2 million of expense in 2011 and $53.0 million of income in 2010, our net income and diluted earnings per share of $25.8 million and $1.24 in 2011 represented substantial increases over 2010 net income and diluted earnings per share of $17.1 million and $0.86, respectively.

•	We saw continued improvement in our balance sheet, as we reduced gross debt by $52.5 million in 2011 and achieved a ratio of debt net of cash[3] to adjusted EBITDA of 3.0 times. In addition, as a percentage of trailing 12-month net sales, our working capital (which we define as net inventory plus net accounts receivable less accounts payable) was the lowest in our history, at 21.4%.
•	After delaying some furnace and equipment rebuilds in 2009 and 2010 in order to conserve cash to withstand the severe recession, to position Libbey to refinance in 2010 and to prepay $40 million of senior secured notes in early 2011, we returned to historical capital expenditure levels in 2011, and successfully tackled the highest number of furnace rebuilds in a single fiscal year in our history.
•	We refocused on developing our people, implementing a new performance management system and rolling out new training initiatives across the organization.
•	We executed a smooth transition as John F. Meier, our long-time Chairman and CEO, retired on July 31, 2011, and on August 1, 2011, Stephanie A. Streeter succeeded him as CEO and William A. Foley, a long-time independent director, assumed the role of non-executive Chairman.

2011 Executive Compensation Highlights.  At our Annual Meeting of shareholders last year, our say-on-pay proposal garnered the support of over 91% of the shares voted. Our Compensation Committee interpreted the results of the vote as an affirmation of our executive compensation program. Although the Committee largely retained the same structure for our 2011 executive pay program, the Committee did make some noteworthy changes to the program, including:

•	As indicated in our proxy statement last year, beginning in 2011 we discontinued the practice of providing tax gross-ups on the financial and tax planning and executive physical examination perquisites that we provide to executive officers.
•	In connection with our CEO succession at the end of July 2011:
•	In recognition of Mr. Meier’s 18 years of service as CEO and more than 41 years of service with Libbey and its former parent Owens-Illinois, Inc., our Board, based on the recommendation of the Compensation Committee and its independent consultant and legal counsel:
•	accelerated vesting of all of Mr. Meier’s NQSOs that were unvested as of the day immediately preceding his retirement date, and determined that the NQSOs would be exercisable until the first to occur of (a) the third anniversary of Mr. Meier’s retirement date or (b) the date on which the NQSOs otherwise expire under the terms of the option agreements governing them;
•	accelerated vesting of all RSUs that were awarded to Mr. Meier between January 1, 2008 and December 31, 2010, and accelerated vesting of 1/3 of the RSUs that were awarded to Mr. Meier in 2011, with the remaining 2/3 being forfeited; and
•	agreed that the Company would provide Mr. Meier with limited administrative assistance to facilitate the transfer of his personal files from Company-owned computer servers and devices.
•	In connection with the hiring of Ms. Streeter to succeed Mr. Meier as Chief Executive Officer, our Board entered into an employment agreement with Ms. Streeter that, based on the recommendation of the Compensation Committee and its independent consultant and legal counsel:
•	provided for an annual base salary of $700,000, a reduction from the annual base salary payable to Mr. Meier prior to his retirement and annual and long-term incentive compensation target percentages equal to those provided to Mr. Meier;

[3]	Debt net of cash is calculated by adding the aggregate principal balances of long-term debt, long-term debt due within 1 year and notes payable, and then subtracting cash and cash equivalents.

•	provided for a guaranteed minimum 2011 SMIP award of $315,000, which equaled a target award prorated for her 6 months as a Libbey employee;
•	provided for participation in the cash components of the 2010 LTIP and 2011 LTIP, with target awards for the 2010 – 2012 performance cycle and 2011 – 2013 performance cycle prorated for her 6 months in 2011 as a Libbey employee;
•	granted to Ms. Streeter RSUs and NQSOs that had an aggregate grant date fair value of approximately $702,000 and that vest over a period of 4 years;
•	provided for the use of lower multiples (compared to Mr. Meier’s old employment agreement and change in control agreement) of annual base salary and incentive compensation to determine the cash severance payable upon separation from service; and
•	eliminated any obligation by Libbey to provide excise tax gross-ups on severance payable in connection with a change in control.
•	In September 2011, our Board notified all other executives who were party to employment agreements or change in control agreements that the agreements would not be renewed for 2012 and would be replaced, effective January 1, 2012, by new employment agreements that, among other things, provide for reduced potential payments on separation (including separation in connection with a change in control) and eliminate tax gross-ups in connection with change-in-control related payments. For the named executives who are party to the new employment agreements and who were employed by us on December 31, 2011 (namely, Messrs. Ibele, Rubio and Sellick), the impact of the new employment agreements on the amounts payable by us in the event of termination of employment, based on the assumptions set forth under “Potential Payments upon Termination or Change in Control,” is significant:

	Total Payable on Termination due to Death ($)		Total Payable on Termination due to Permanent Disability ($)		Total Payable on Termination by Libbey without Cause or by Executive for Good Reason ($)		Total Payable on Change in Control ($)		Total Payable on Termination in connection with Change in Control ($)
Named Executive	Original Agreement	New Agreement	Original Agreement	New Agreement	Original Agreement	New Agreement	Original Agreement	New Agreement	Original Agreement	New Agreement
D. Ibele	1,211,674	557,018	1,934,653	557,018	1,934,653	919,399	375,909	0	3,062,900	1,722,793
R. Rubio	2,000,193	1,085,334	3,029,401	1,085,334	3,029,401	1,404,397	842,859	0	4,475,834	2,478,806
S. Sellick	1,113,766	508,385	1,790,912	508,385	1,790,912	853,047	344,475	0	3,033,450	1,587,039
•	On February 6, 2012, the Compensation Committee made awards under our 2011 SMIP for performance during 2011 and awarded Ms. Streeter a discretionary bonus in the amount of $25,000 in light of our Board’s collective assessment of Ms. Streeter’s efforts in quickly scaling the learning curve, implementing a more complete approach to talent management especially within the senior management ranks, aggressively initiating a thorough strategic planning process, initiating a different approach to the annual operating plan and successfully orchestrating a new collective bargaining agreement with respect to the hourly workers at our Shreveport, Louisiana manufacturing and distribution facilities.

For more information with respect to these awards, see “What pay did Libbey’s executives receive for 2011?” below.

What are the objectives of Libbey’s executive pay program?

Our 2011 executive pay program was structured to achieve the following objectives:

•	Talent Attraction and Retention Objective. In light of Mr. Meier’s announcement in February 2011 that he would retire by the end of 2011, it was critical that our executive pay program for 2011 be geared to attracting a new CEO and retaining our non-CEO executives in order to ensure a smooth transition.

•	Motivational Objective. We have a complex business, with operations in 5 countries on 3 continents and sales to more than 100 countries around the globe. Although we reduced our debt by $52.5 million in 2011, we continue to have more debt than we would like to have. In addition, geopolitical and economic uncertainties around the world continued to challenge our markets in 2011. We structured our 2011 executive pay program to provide adequate financial incentives to keep our executives motivated to meet these challenges.
•	Alignment Objective. We structured the pay program to align the interests of our executives with those of our shareholders generally, ensuring that, if our shareholders profited, our executives also would profit. In addition, beginning with our Board’s hiring of Ms. Streeter as Chief Executive Officer, our Compensation Committee replaced our executive employment and change in control agreements with agreements that align more closely to contemporary governance practices.
•	Reasonableness Objective. We designed our pay program to balance the need to provide sufficient financial incentives to achieve the 3 objectives described above with the need to ensure that executive pay is reasonable and appropriate.

In what forms did Libbey deliver pay to its executives in 2011, and what purposes do the various forms of pay serve?

Balanced Program with Significant Pay At Risk.  For 2011, the pay opportunities of our CEOs and our other named executives were designed to provide a balance of stable and competitive pay in the form of base salary, fringe benefits and perquisites; equity compensation (NQSOs and RSUs) that aligns our executives’ interests with those of shareholders generally and also serves as a retention tool; and annual and long-term incentive awards that are designed to motivate our executives to drive our financial and operational performance. The charts set forth below show the balance of these pay elements and reflect the large portion of our named executives’ pay opportunity that is performance-based:

Meier Pay Opportunity at Maximum

Time-Based Pay
26%
Base Salary
14%
Incentive-Based Pay
60%

Streeter Pay Opportunity at Maximum

Time-Based Pay
27%
Base Salary
13%
Incentive-Based Pay
60%

Other Named Executives' Pay Opportunity at Target

Time-Based Pay
24%
Base Salary
38%
Incentive-Based Pay
38%

Other Named Executives' Pay Opportunity at Maximum

Time-Based Pay
18%
Base Salary
27%
Incentive-Based Pay
55%

The following table sets forth the respective forms of pay for which our executive officers were eligible in 2011, the characteristics of those forms of pay, and the purposes or objectives that each form of pay is designed to fulfill:

Form of Pay	Characteristics	Purpose/Objective
Annual cash compensation
Base Salary

•

Fixed component, reviewed annually.

•

Differences among executives are a function of level of responsibility, experience, tenure, individual performance, comparison to market pay information and applicable law.

•

Pay based upon level of responsibility, experience, tenure, individual performance and comparison to market pay information.

•

Provides for stable and fixed level of competitive pay; contributes to talent attraction and retention objective.

Annual incentive award under our SMIP

•

At-risk variable pay opportunity for short-term performance.

•

Target award equal to a percentage of actual base salary.(1)

•

Differences in target awards are a function of level of responsibility, anticipated ability to affect company performance and comparison to market pay information.

•

Amount actually payable varies based upon company and individual performance.

• Motivates sustained performance. • Motivates achievement of short-term company and individual goals. • Attracts and retains talent by providing a market-competitive cash incentive opportunity.
Discretionary cash awards

•

Payout based on Compensation Committee’s qualitative assessment of each executive officer’s individual performance, performance relative to internal peers, the extent to which the leadership of the executive officer contributed to our success during the year and any outstanding achievements during the year that were not contemplated when individual goals under the SMIP were set.

• Rewards individual performance that demonstrates excellence in the execution and achievement of short-term goals without sacrificing focus on Libbey’s long-term goals.

Form of Pay	Characteristics	Purpose/Objective
Long-term Incentives under our LTIP(2)
Performance component

•

At-risk variable pay opportunity for sustained, long-term performance.

•

Target opportunity equal to a percentage of base salary.

•

Differences in target opportunities are a function of level of responsibility, anticipated ability to affect company performance over the long term and comparison to market pay information.

•

Amount actually earned is formula-driven.

•

For each of the 2010 – 2012 and 2011 – 2013 performance cycles, payable in the form of cash.

• Motivates long-term performance because amount realized varies based upon actual financial performance. • Aligns interests with shareholders. • Attracts and retains high-caliber executive talent.
NQSOs

•

Inherently performance-based award.

•

Exercise price equal to closing price on grant date.

•

Differences in value (and therefore number) of NQSOs awarded to various executives are a function of level of responsibility, anticipated ability to affect company performance over the long term, comparison of grant date value to be transferred to market pay information and differences in Black Scholes values of the NQSOs on their respective grant dates.

•

Generally awarded annually, with ¼ vesting at the end of each of the first 4 years of a 10-year term. Awards to new hires that cliff vest on the third anniversary of date of hire also may be made.

•

Motivates long-term performance because amount realized is based on the stock price appreciation from the date of grant.

•

Aligns interests with shareholders.

•

Attracts talent by providing market-competitive awards; time-based vesting also serves to retain talent.

RSUs

•

Differences in the value (and therefore number) of RSUs awarded to various executives are a function of level of responsibility, anticipated ability to affect company performance over the long term, comparison to market pay information and the closing price used to determine the number of RSUs awarded.

•

Generally awarded annually, with ¼ vesting on each of the first through fourth anniversaries of the grant date.

•

No dividends are payable on the common stock underlying unvested RSUs, and the executive does not have voting rights with respect to unvested RSUs.

•

Attracts talent by providing market-competitive awards; time-based vesting also serves to retain talent.

•

Motivates performance because amount realized varies based upon stock price performance over an extended period of time.

Form of Pay	Characteristics	Purpose/Objective
Fringe benefits and perquisites
Medical, dental and life insurance benefits	• Benefits provided to U.S. executive officers on the same basis as for all salaried U.S. employees.	• Provides market-competitive health and welfare benefits that further talent attraction and retention objective.
Limited perquisites
• Tax return preparation and financial planning	• Direct payment or reimbursement of fees incurred in connection with personal financial planning and tax return preparation.	• Provides access to knowledgeable resources that can assist our executives in efficiently and effectively managing their personal financial and tax planning issues.
• Executive health screening program	• Annual executive physical examination and related services.	• Provides executives with health screening and related services to help them maintain their overall health, thereby contributing to continuity of management.
• Limited ground transportation

•

For each executive officer based in Toledo, Ohio, ground transportation for trips between Toledo, Ohio and the Detroit/Wayne County Metropolitan airport for the executive when traveling for business purposes and for the executive and his or her spouse when traveling together.

•

For Mr. Rubio until he relocated to Toledo, Ohio in August 2011, ground transportation for travel between his home in the Monterrey, Mexico area, our facilities in Monterrey and the Monterrey airport.

•

Provides fringe benefits that further our talent attraction and retention objective and our reasonableness objective.

•

For our executive officers
traveling internationally, contributes to the safety of those returning to the U.S. from long and often tiring flights from overseas.

•

Provides secure transportation in light of the heightened risk of kidnap for ransom in the Monterrey, Mexico area. .

Airline club membership	• Membership in 1 airline club of the executive’s choice.	• Enables executives who travel frequently to maximize the amount of travel time available for performing services to Libbey.

Form of Pay	Characteristics	Purpose/Objective
Income protection
Retirement plans
• Cash balance pension plan, which we refer to as our Salary Plan

•

Qualified plan for all U.S. salaried employees hired before January 1, 2006; certain long-term employees, including Mr. Meier and Mr. Reynolds, are eligible for a benefit at least equal to the benefit that would have been provided under our previous defined benefit plan.

• Provides a reasonable level of replacement income upon retirement, serving as an incentive for a long-term career with Libbey.
• Supplemental Retirement Benefit Plan, which we refer to as our SERP	• An excess, nonqualified plan designed to provide substantially identical retirement benefits as the Salary Plan, to the extent the Salary Plan cannot provide those benefits due to IRS limitations.	• Provides a reasonable level of replacement income upon retirement, serving as an incentive for a long-term career with Libbey.
• We have provided no enhancement of service credit under the SERP.
• 401(k) savings plan	• Matching contributions to our 401(k) savings plan provided on the same basis as for all salaried U.S. employees.	• Provides an opportunity to save for retirement on a tax-deferred basis up to limits established by the Internal Revenue Code.
• Executive Deferred Compensation Plan, an unfunded plan that we refer to as our EDCP

•

Permits deferrals of up to 60% of base pay and cash incentive compensation, and up to 100% of equity compensation.

•

Deferred cash compensation deemed invested in one of 13 measurement funds, including a Libbey Inc. phantom stock fund; deferred equity compensation deemed invested in the Libbey Inc. phantom stock fund.

•

With respect to deferrals of eligible pay in excess of IRS limitations applicable to qualified plans, matching contributions equal to 100% of first 1%, and 50% of next 2 – 6%, of eligible pay deferred.

•

No guaranteed return on amounts deferred, which are subject to the rights of our general creditors in the event of our insolvency.

•

Restores benefits that would have been available to the executives under the 401(k) plan but for IRS limitations on qualified plans, and provides an additional vehicle that enables executives to save for retirement on a tax-deferred basis, in each case contributing to our talent attraction and retention objective. To the extent cash or equity compensation is deemed invested in the Libbey Inc. phantom stock fund, also provides executive officers with an additional vehicle to meet the stock ownership guidelines applicable to executive officers.

Form of Pay	Characteristics	Purpose/Objective
Executive long-term disability coverage

•

Enhances the standard 60% long-term disability benefit that we provide to all U.S. salaried employees with an additional, portable benefit of up to 15% of regular earnings and incentive and bonus pay, or $7,500 per month, for a total long-term disability benefit of up to 75% of pay.

•

Provides a higher level of replacement income upon disability than is provided under our disability coverage available to all U.S. salaried employees, thereby contributing to our talent attraction and retention objective and our objective of motivating our executives to focus on business issues.

Employment and change in control agreements

•

Contingent component; payouts only if employment is terminated under certain circumstances, although, under the change in control agreements that terminated December 31, 2011, certain annual incentive and other performance-based compensation may vest on an accelerated basis solely upon a change in control (without the requirement that employment be terminated).

•

Facilitates attraction and retention of high caliber executives in a competitive labor market in which formal severance plans are common.

•

Ensures executives focus on exploring opportunities that will result in maximum value for our shareholders, including actions that might result in a loss of employment with, or a change in position or standing within, Libbey.

(1)	The following table sets forth the target percentage of actual base salary for each of the named executives in 2011:

Named Executive	Target SMIP Opportunity as a Percentage of Actual Base Salary (%)
G. Geswein	60
D. Ibele	60
J. Meier	90
R. Reynolds	75
R. Rubio	60
S. Sellick	60
S. Streeter	90

(2)	In 2011, each executive officer’s long-term incentive opportunity comprised a cash-based performance component and an award of NQSOs and RSUs. The long-term incentive opportunity is intended to have an aggregate economic value equal to a target percentage of the executive’s base salary. The following table sets forth the target percentage for each of the named executives in 2011:

Named Executive	Target LTIP Opportunity as a Percentage of Base Salary (%)
G. Geswein	100
D. Ibele	110
J. Meier	180
R. Reynolds	140
R. Rubio	110
S. Sellick	80
S. Streeter	180

How does Libbey determine the forms and amounts of executive pay?

Development and Implementation of the Executive Pay Program.  The Compensation Committee of our Board of Directors is responsible for overseeing the design, development and implementation of our executive pay program. In discharging that responsibility, the Compensation Committee engaged Compensation Advisory Partners LLC, which we refer to as CAP, as its independent executive compensation consultant for 2011. All amounts that we incurred in 2011 for services provided by CAP were attributable to services provided by them to the Compensation Committee in connection with its executive pay decisions.

The Compensation Committee consults with CAP when determined to be appropriate by the Compensation Committee. A representative of CAP attended the February 2011 and February 2012 meetings at which the Compensation Committee made decisions regarding our executive pay for 2011. Our CEO, our Vice President, Human Resources and our Vice President, General Counsel and Secretary attend meetings of, and provide information to, the Compensation Committee and its consultant to assist them in their pay determinations. In addition, management may request that the Compensation Committee convene a meeting, and management may communicate with the Compensation Committee’s consultant in order to provide the consultant with information or understand the views of, or request input from, the consultant as to pay proposals being submitted by management to the Committee. However, the Compensation Committee meets in executive session, without any member of management being present, to discuss and make its final pay decisions.

Our non-CEO executives play no direct role in determining their own pay, except to the extent they provide the CEO with an assessment of their own performance against their individual performance objectives and to the extent that the Vice President, Human Resources and the Vice President, General Counsel and Secretary provide information to the Compensation Committee with respect to pay programs affecting all executive officers.

With respect to our SMIP and our long-term incentive plans, the Compensation Committee sets the performance goals based upon input from our CEO with respect to those goals, including suggested individual performance objectives and metrics under the SMIP. In setting our corporate performance objectives and measures, the Committee seeks input from its independent consultant. The Committee also seeks input from our Board in setting our CEO’s individual performance objectives and metrics.

In determining awards to be made for current and future performance periods, the Compensation Committee considers internal pay equity within the executive officer group, but does not consider the impact of, or wealth accumulated as a result of, equity awards made during prior years, since those awards represent pay for services rendered during prior-year periods.

In connection with the preparation of our proxy statement each year, the Committee reviews “tally sheets” that summarize, for each of our executive officers, the compensation paid and equity grants awarded during the prior year, as well as the amounts that would have been payable to each executive officer if the executive officer’s employment had been terminated under a variety of scenarios as of December 31 of the prior year. The Committee uses these “tally sheets,” which provide substantially the same information as is provided in the tables included in this proxy statement, primarily for purposes of ensuring that our executives’ estimated pay is consistent with the Committee’s intent in adopting the program and for reviewing internal pay equity within the executive officer group.

Process for Setting 2011 Executive Pay.  Generally the structure of our 2011 executive pay program remained the same as our 2010 executive pay program in that the components of pay, and the weight accorded each component, remained the same. However, some notable changes were implemented in 2011:

•	Effective January 1, 2011, we eliminated tax gross-ups on the financial and tax planning perquisite as well as on the executive physical examination perquisite.
•	In connection with the retirement of Mr. Meier, our Board of Directors elected to recognize Mr. Meier’s more than 41 years of dedication and contributions to Libbey by:
•	accelerating the vesting of all NQSOs that remained unvested as of the day immediately preceding his retirement date, with the period for exercising these NQSOs terminating on the first to occur of July 31, 2014 or the expiration dates specified in the award agreements pertaining to the options;
•	accelerating the vesting of RSUs that were awarded between January 1, 2008 and December 31, 2010 and 1/3 of the RSUs that were awarded to Mr. Meier in 2011, with the remaining 2/3 of these RSUs being forfeited; and
•	agreeing to provide Mr. Meier, for a period of 6 months from his retirement date, with limited administrative assistance to facilitate the transfer of his personal files from Company-owned computer servers and devices.

Mr. Meier did not participate in any deliberations or decisions relating to these matters, nor was he present when these matters were deliberated or decided. In connection with the decisions relating to these matters, the Compensation Committee obtained and provided to the Board (excluding Mr. Meier) the views of CAP and independent legal counsel retained by the Board in connection with the CEO succession.

•	In connection with the hiring of Ms. Streeter to succeed Mr. Meier as Chief Executive Officer, our Board of Directors implemented a new form of employment agreement, which is described in more detail under “Potential Payments Upon Termination or Change in Control” below. In approving the new form of employment agreement, the Board chose to bring the terms of that agreement more into line with contemporary market and governance practices by, for example, eliminating excise tax gross-ups and reducing the multiple of base salary and incentive compensation payable in connection with qualifying separations from service. The financial and other terms of the agreement were developed by the Compensation Committee and the chair of the ad hoc succession planning committee of the Board, with input from CAP and independent legal counsel retained by the Board in connection with the CEO succession.
•	In September of 2011, the Company gave written notice of non-renewal as to each employment agreement and each change in control agreement to which executive officers (other than Ms. Streeter) were party, as well as with respect to each change in control agreement to which certain other members of management were party. Concurrently, the Company offered new employment agreements, in substantially the same form as Ms. Streeter’s agreement (but with reduced multiples of base salary and incentive compensation) to the executive officers. These new agreements were executed as of October 31, 2011, became effective on January 1, 2012 and are described in more detail under “Potential Payments Upon Termination or Change in Control” below.

With respect to base salary increases that were implemented in April 2011, the decisions were made by the Compensation Committee at its February 2011 meeting after receiving input from Mr. Meier and CAP. In February 2012, the Compensation Committee, with input from our Ms. Streeter and CAP, reviewed our 2011 performance and made the awards under our 2011 SMIP described above under “Executive Summary — 2011 Executive Compensation Highlights.”

Our Equity Grant Practices.  Grants of equity awards have been made under the following circumstances:

•	In February of each year, the Compensation Committee typically makes awards of RSUs and NQSOs to our executive officers and other key executives under our long-term incentive compensation program. In February 2011, the Compensation Committee authorized these awards at its meeting, before we announced financial results for the recently concluded fiscal year. However, the number of RSUs awarded was a function of the average closing price of our common stock over a period of 60 consecutive trading days ending on the grant date, and the number of NQSOs granted was a function of the Black-Scholes value of the NQSOs on grant date. In each case, the grant date was the first business day after we released our fiscal 2010 financial results.
•	The Compensation Committee has delegated authority to the Chairman of the Board to make limited grants of NQSOs, restricted stock and RSUs to senior managers and other employees who are not executive officers. The Chairman’s authority to make these grants is subject to the following limitations and conditions:
•	The Compensation Committee has limited the total number of shares that may be granted as NQSOs, restricted stock or RSUs, as the case may be;
•	The exercise price of any NQSOs that the Chairman awards cannot be less than the closing price of our common stock on the date of grant;
•	Grants of NQSOs may not be made during “quiet periods”; and
•	The Chairman must report periodically to the Compensation Committee with respect to the awards that he has made pursuant to this delegation of authority.

Potential Impact of Misconduct on Compensation.  Our SMIP and long-term incentive plans are authorized under our Omnibus Plan. The Omnibus Plan contains a “clawback” provision that obligates an executive to reimburse us under certain circumstances. Specifically, reimbursement is required if:

•	we are required, as a result of misconduct, to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws; and
•	the executive knowingly engaged, or was grossly negligent in engaging, in the misconduct, or knowingly failed, or was grossly negligent in failing, to prevent the misconduct or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

The amount to be reimbursed is the amount of any payment in settlement of an award made under the Omnibus Plan and earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement in question.

Share Ownership Guidelines.  We obligate our non-employee directors and our executive officers to achieve ownership of meaningful amounts of equity in Libbey. For further information regarding our stock ownership guidelines for non-employee directors and executive officers, see “Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines” above.

What pay did Libbey’s executives receive for 2011?

Base Salaries.  In February 2011, the Compensation Committee approved the following salary increases, which were effective April 1, 2011, for the named executives (other than Ms. Streeter, who did not join us until July 1, 2011):

Named Executive	Annualized Salary Before Increase ($)	Annualized Salary After Increase ($)	Increase in Annualized Salary (%)
G. Geswein	354,258	366,942	3.6
D. Ibele	312,000	319,410	2.4
J. Meier	724,512	749,874	3.5
R. Reynolds	464,136	480,384	3.5
R. Rubio	444,168	459,714	3.5
S. Sellick	290,664	298,662	2.8

When the Board hired Ms. Streeter to succeed Mr. Meier, the Board established Ms. Streeter’s annual base salary in an amount equal to $700,000 —  approximately $49,900 less than Mr. Meier’s annual base salary for 2011 — since Ms. Streeter is new to our industry.

Annual Incentive Compensation.  Our 2011 SMIP included two components: a corporate component and an individual component. We employed 2 performance metrics in connection with the corporate component of the plan: (1) the ratio of actual adjusted EBITDA to budgeted EBITDA and (2) the ratio of actual free cash flow to budgeted free cash flow. Reconciliations of adjusted EBITDA and EBITDA to net income and of free cash flow to adjusted EBITDA are set forth on Attachment B. We selected adjusted EBITDA and free cash flow as our corporate-wide performance measures for 2011 because we wanted to achieve a balance between our continuing need to generate cash to fund our operations and reduce our debt and our need to generate EBITDA to increase our stock price and ensure that, when we refinance our debt in the coming years, we are able to do so on as favorable terms as possible.

As a result, each executive officer’s annual incentive opportunity for 2011 was divided as follows:

On February 6, 2012, the Committee met and reviewed our performance and the performance of our executive officers during 2011. The Committee reviewed our actual free cash flow and adjusted EBITDA for 2011, and compared them to our budgeted free cash flow and budgeted EBITDA (adjusted for special items) for the year. The Committee also considered the impact of a number of items on free cash flow and EBITDA. After receipt of input from CAP and discussion, the Committee opted to adjust free cash flow and adjusted EBITDA (as reported in Management’s Discussion and Analysis in our Form 10-K filed with the Securities and Exchange Commission on March 14, 2012) as follows:

Adjustments to Free Cash Flow		Adjustments to Adjusted EBITDA
Add the cash portion of CEO transition costs in the amount of $841,000, because these costs were not budgeted and were at the discretion of the Board.	Subtract the amount of $1,021,000, representing a refund obtained from a vendor in connection with a previously written-down fixed asset.	Add the amount of $2,803,000, representing the call premium on the senior secured notes redeemed in 2011.	Subtract the amount of $1,021,000, representing a refund obtained from a vendor in connection with a previously written-down fixed asset.
Add proceeds in the amount of $5,459,000 from the exercise of warrants.		Add the amount of $2,719,000, representing a non-cash reserve established in connection with an ongoing abandoned and unclaimed property audit.	Subtract the amount of $3,418,000, representing the gain that we recognized on the sale of substantially all of the assets of Traex.
		Add the amount of $817,000, representing a non-cash charge to write off unutilized assets.	Subtract $838,000, representing the EBITDA associated with the operations of Traex prior to the sale.
Add facility closure expenses in the amount of $84,000.

After taking into account the adjustments described above, the Committee determined that we had achieved 82.5% of budgeted free cash flow and 94.5% of budgeted EBITDA for 2011. The Committee then applied the guidelines described in footnote 2 to the Grants of Plan-Based Awards Table and determined that the portion of the corporate component attributable to the free cash flow performance measure should pay out at 50% of target and that the portion of the corporate component attributable to the EBITDA performance measure should pay out at 100% of target, for a combined payout under the corporate component of 79% of target.

Performance Metric	Actual	Budget	Percentage of Actual to Budget	Weighting	Payout Percentage
Free Cash Flow	$36.9 million	$44.7 million	82.5%	30%	50%
Adjusted EBITDA	$114.7 million	$121.3 million	94.5%	40%	100%

Corporate Component Weighted Performance as % of Budget	=	89%	è	Combined Payout as % of Target	=	79%

With respect to the individual component applicable to our named executives in 2011, the Compensation Committee approved individual objectives for each of them early in the year or, in the case of Ms. Streeter, shortly after she joined Libbey. Although disclosure of certain of the individual objectives of our executives may result in competitive harm, the following table provides examples of the individual objectives, and corresponding scores, of our named executives (other than Mr. Geswein, with respect to whom we were obligated, pursuant to Mr. Geswein’s employment agreement, to pay a prorated target award) for 2011:

Named Executive	Individual Objective	Score
D. Ibele	• Achieve budgeted net sales and profitability targets • Modify marketing initiatives to drive top line and margin expansion	100.0%
J. Meier	• Achieve budgeted sales, income from operations, EBITDA and return on invested capital • Ensure smooth CEO succession • Working with Human Resources, improve talent management and succession planning processes	100.0%
R. Reynolds	• Improve working capital productivity • Improve return on invested capital • Revamp business planning process	125.0%
R. Rubio	• Achieve the targeted global overall equipment effectiveness percentage • Complete highest number of furnace rebuilds in a single fiscal year in Libbey’s history on time and within budget • Achieve targeted reductions in the cost to produce products	150.0%
S. Sellick	• Implement tax strategies to achieve targeted cash savings • Lead development, establishment, communication and implementation of global Financial Excellence initiative • Lead design, creation and implementation of certain modeling capability in connection with our financial forecasting	100.0%
S. Streeter	• Provide initial evaluation of the Company and its strategies to the Board • Develop plan to improve cash flow • Develop and present to the Board the 2012 annual budget	148.8%

The Committee received input from Mr. Meier regarding the other named executives’ performance, as of June 30, 2011, with respect to their individual objectives. The Committee also received input from Ms. Streeter regarding the other named executives’ performance, as of December 31, 2011, with respect to their individual objectives. In addition, prior to the meeting, the Committee reviewed the performance evaluation completed by our non-employee directors with respect to Mr. Meier’s performance and Ms. Streeter’s performance in 2011, including their performance relative to their respective individual objectives. After meeting in executive session with CAP, the Committee determined that the respective named executives had achieved the scores earned in the table above.

The Committee determined, however, that, except for Mr. Meier and Mr. Geswein (whose employment agreement entitled him to a prorated target payout under the 2011 SMIP), payouts under the individual component of our 2011 SMIP would be adjusted downward by 15%, reflecting funding of the individual component in accordance with a “governor” that took into account the extent to which we achieved budgeted EBITDA. Accordingly, the Committee determined that the following payouts would be made under the individual component to our named executives:

Named Executive	Individual Component Payout
G. Geswein(1)	$54,483
D. Ibele	48,586
J. Meier	116,393
R. Reynolds	113,871
R. Rubio	104,612
S. Sellick	45,389
S. Streeter	119,500

(1)	Pursuant to Mr. Geswein’s employment agreement, we paid Mr. Geswein an award under the 2011 SMIP in an amount equal to a prorated target award, without reduction as a result of the individual component funding pool governor.

As a result, each of the named executives earned the following total annual incentive compensation for 2011:

Named Executive	Annual Incentive
G. Geswein	$181,609
D. Ibele	153,380
J. Meier	329,781
R. Reynolds	310,354
R. Rubio	255,035
S. Sellick	143,288
S. Streeter	292,774

Because the amount earned by Ms. Streeter was less than the guaranteed minimum incentive of $315,000 required under her employment agreement, the amount payable to Ms. Streeter under the 2011 SMIP was increased to $315,000.

Discretionary bonus.  In February 2012, the Committee, after consultation with the other non-management members of the Board, determined to award Ms. Streeter a discretionary bonus in the amount of $25,000 in light of their collective assessment of Ms. Streeter’s efforts in quickly scaling the learning curve, implementing a more complete approach to talent management especially within the senior management ranks, aggressively initiating a thorough strategic planning process, initiating a different approach to the annual operating plan and successfully orchestrating a new collective bargaining agreement with respect to the hourly workers at our Shreveport, Louisiana manufacturing and distribution facilities.

Long-Term Performance-Based Compensation.  The long-term performance-based compensation opportunity provided to our executive officers for performance during 2011 consisted of the following components:

•	A performance component under our 2010 LTIP that provides for cash awards if and to the extent we achieve, over a 3-year performance cycle beginning January 1, 2010 and ending December 31, 2012, cumulative EBITDA (adjusted as described below) equal to the sum of EBITDA budgeted for each of the 3 years during the performance cycle.
•	A performance component under our 2011 LTIP that provides for cash awards if and to the extent we achieve, over a 3-year performance cycle beginning January 1, 2011 and ending December 31, 2013, cumulative EBITDA (adjusted as described below) equal to the sum of EBITDA budgeted for each of the 3 years during the performance cycle.

For purposes of determining the extent to which the cash award is earned, EBITDA is calculated and adjusted as described under the heading “— Annual Incentive Compensation” above and may be further adjusted to take into account the impact of any acquisition or disposition with respect to which EBITDA for the business that is acquired or sold, as the case may be, exceeds $5.0 million. For the 2011 fiscal year included in the 2010 – 2012 and 2011 – 2013 performance cycles, EBITDA will be adjusted by the items identified under the Adjustments to EBITDA table on page 39 above, except that neither the gain on sale of assets of Traex nor the pre-sale EBITDA related to Traex will be subtracted.

Stock Options and RSUs.  In February 2011 the Compensation Committee awarded to our executive officers (other than Ms. Streeter) NQSOs and RSUs (each subject to 4-year vesting) having an economic value at the time of award equal to 20% and 40%, respectively, of our executive officers’ respective target long-term incentive opportunity. In July 2011, when Ms. Streeter joined Libbey, the Board awarded to her NQSOs and RSUs subject to 4-year vesting and having an economic value at the time of award equal to 20% and 40%, respectively, of her long-term incentive opportunity. The aggregate economic value of the NQSOs and RSUs awarded to Ms. Streeter in July 2011 was approximately $702,000.

What is the Compensation Committee’s policy regarding deductibility of compensation?

Pursuant to Section 162(m) of the Internal Revenue Code, publicly-held corporations are prohibited from deducting compensation paid to certain executive officers, as of the end of the fiscal year, in excess of $1.0 million, unless the compensation is “performance-based.” It is the Compensation Committee’s policy that compensation paid to our named executives should, to the extent it exceeds $1.0 million in any year, qualify under Section 162(m) as “performance-based,” provided that compliance with Section 162(m) is consistent with our overall corporate tax planning strategies and our executive pay objectives, as set forth in “What are the objectives of Libbey’s executive pay program?”

Potential Payments Upon Termination or Change in Control

In September 2011, we gave written notice of non-renewal as to the employment agreements (which we refer to as the “Original Employment Agreements”) and change in control agreements (which we refer to as the “Original CIC Agreements”) to which executive officers (other than Ms. Streeter) were party, as well as with respect to the change in control agreements to which certain other members of management were party. Concurrently, the Company offered new employment agreements (which we refer to as the “New Agreements”), in substantially the same form as Ms. Streeter’s agreement (but with reduced multiples of base salary and incentive compensation) to the affected executive officers. The New Agreements, which were executed as of October 31, 2011 and became effective on January 1, 2012, reduced severance benefits payable at termination and eliminated excise tax gross-ups in connection with change-in-control benefits. The Committee’s objective in reducing the severance benefits payable on termination and eliminating excise tax gross-ups in connection with change-in-control benefits was to reflect contemporary governance practices and balance shareholder and executive interests.

Following are tables containing summaries of the material terms of the Original Employment Agreements, the Original CIC Agreements, Ms. Streeter’s employment agreement and the New Agreements. You should refer to the entire agreements for a complete description of the terms of these agreements. The forms of the Original Employment Agreements and Original CIC Agreements are attached as exhibits to our Forms 10-K filed with the Securities and Exchange Commission for our 2008 fiscal year (as to our named executives other than Mr. Rubio and Ms. Streeter) and for our 2009 fiscal year (as to Mr. Rubio). The form of Ms. Streeter’s employment agreement is attached as an exhibit to our Form 10-Q for the quarter ended June 30, 2011, and the forms of the New Agreements are attached as exhibits to our Form 8-K filed with the Securities and Exchange Commission on November 3, 2011.

Original Employment Agreements —

Triggers(1)	Benefits	Conditions to Payment of Benefits	Rationale
Death of the executive officer

•

Base salary through the date of death

•

Annual and long-term incentive compensation paid in a lump sum at target but prorated through the date of death

•

1× (2× as to Mr. Meier) annual base salary at the rate in effect on the date of death; payable in a lump sum

•

Continuation of medical, prescription drug, dental and vision benefits for covered dependents for a period of 12 months

•

Vesting, as of the date of death, of previously unvested RSUs and NQSOs, with NQSOs being exercisable generally for a period of 3 years following death

•

Benefits are payable within 60 days

•

Our receipt of written notice of appointment of a personal representative on behalf of the executive officer’s estate, together with evidence of the personal representative’s authority to act

•

Our receipt from the personal representative of a release of claims against the Company

•

Provides, on a cost-effective basis, death benefits that exceed the available benefits under our group life insurance policy for all U.S. salaried employees. Benefits are consistent with death benefits provided under executive life insurance policies provided to executives by similar companies

•

Supports a market-competitive pay package, thereby serving to attract and retain talent and to motivate focused and sustained performance

Triggers(1)	Benefits	Conditions to Payment of Benefits	Rationale
Permanent disability of the executive officer

•

Any long-term disability coverage in effect

•

Base salary accrued through the date of termination, payable within 5 business days after termination

•

Annual incentive compensation for the year in which termination occurs; paid at target but prorated (subject to a 50% minimum) through the date of termination; payable between January 1 and March 15 of the year following the year in which termination occurs

•

Performance-based equity compensation under all plans in effect at the date of termination, paid based upon the amount actually earned but prorated through the date of termination; payable between January 1 and March 15 of the year following the end of the applicable performance cycle

•

2× (3× as to Mr. Meier) the sum of the executive officer’s (a) annual base salary at the then current rate and (b) target annual incentive opportunity at the time notice of termination is given; payable upon first to occur of (1) the date of termination or (2) the first day of the seventh month following the date of termination

•

Continuation of medical, prescription drug, dental and life insurance benefits for a period of 24 months (36 months as to Mr. Meier)

•

Vesting, as of the date of termination, of previously unvested RSUs and NQSOs, with NQSOs generally being exercisable for a period of 3 years following the date of termination

•

The executive officer’s execution and delivery to us of a release of all claims

•

The executive officer’s obligations to us to:

•

maintain the confidentiality of our proprietary information

•

assign to us any inventions and copyrights obtained in connection with his employment

•

assist us with any litigation with respect to which the named executive has, or may have reason to have, knowledge, information or expertise

•

not interfere with customer accounts for 12 months

•

not compete for 12 months

•

for 12 months, not divert business opportunities of which the named executive became aware while an employee

•

not solicit our employees for 12 months

•

not disparage us for 12 months

•

Provide, on a cost-effective basis, disability benefits under circumstances that may not be covered by our standard disability policy or our enhanced executive long-term disability coverage

•

Support a market-competitive pay package, thereby serving to attract and retain talent and to motivate focused and sustained performance

Triggers(1)	Benefits	Conditions to Payment of Benefits	Rationale
We terminate the executive officer’s employment without cause(2) or the executive officer terminates his or her employment for good reason(3)	• Same as for termination upon permanent disability	• Same as for termination upon permanent disability	• To promote sustained focus on building shareholder value during periods of uncertainty as to Libbey’s future or the executive’s job standing or responsibilities

(1)	We are obligated to provide the benefits described in the Original Employment Agreements if an executive officer’s employment is terminated upon or as a result of the occurrence of any of the events or circumstances described in this column.
(2)	Cause means any of:
•	the executive officer’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the executive officer issues a notice of termination for good reason) to substantially perform his or her duties after our Board delivers to the executive officer a written demand for substantial performance that specifically identifies the manner in which the Board believes that the executive officer has not substantially performed his or her duties;
•	the executive officer’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the executive officer issues a notice of termination for good reason) to substantially follow and comply with the specific and lawful directives of our Board, as reasonably determined by our Board, after our Board delivers to the executive officer a written demand for substantial performance that specifically identifies the manner in which our Board believes that the executive officer has not substantially followed or complied with the directives of the Board;
•	the executive officer’s willful commission of an act of fraud or dishonesty that results in material economic or financial injury to Libbey; or
•	the executive officer’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to Libbey.

We cannot terminate an executive officer for cause unless and until we deliver to the executive officer a copy of a resolution, duly adopted by the affirmative vote of not less than ¾ of the entire membership of our Board at a meeting of our Board, finding that, in the Board’s good faith opinion, the executive officer committed any of the conduct described in the definition of “cause” and specifying, in reasonable detail, the particulars of that conduct. We must provide the executive officer with reasonable notice of the meeting of the Board and the opportunity, together with the executive officer’s legal counsel, to be heard before the Board. We also must provide the executive officer with reasonable opportunity to correct the conduct that he or she is alleged to have committed.

(3)	Good reason means any of the following, unless we have corrected the circumstances fully (if they are capable of correction) prior to the date of termination:
•	With respect to Mr. Meier only:
•	He ceases to be our CEO reporting to the Board, or he fails to be elected as a member of the Board.
•	There is a change in the reporting or responsibilities of any other executive officer that has not been approved by Mr. Meier.

•	With respect to each of our named executives other than Mr. Meier and Ms. Streeter, the named executive ceases to be an executive officer reporting to another executive officer.
•	With respect to each of our named executives, including Mr. Meier but excluding Ms. Streeter:
•	His base salary is reduced by a greater percentage than the reduction applicable to any other executive officer.
•	There is a reduction in the annual incentive compensation opportunity or equity compensation opportunity established for the position held by the named executive, and the reduction is not applied in the same or similar manner to all other executive officers.
•	An executive benefit provided to the named executive is reduced or eliminated and the reduction or elimination is not applicable to all other executive officers in the same or similar manner.
•	We materially breach the employment agreement and do not remedy our breach within 30 days after we receive written notice of breach from the named executive.
•	We exercise our right not to extend the term of the agreement beyond the then current term, unless we exercise that right with respect to the employment agreements of specified other executive officers.

In order to terminate his employment for “good reason,” the named executive must assert the basis for terminating his employment for “good reason” by providing written notice to the Board within 90 days of the date the named executive knew or should have known of the event that is the basis for terminating for good reason.

Other obligations.  If we terminate the named executive’s employment with cause, or if the named executive resigns or retires other than at our request or for good reason, we nevertheless are obligated to pay or provide to the named executive base salary, when due, through the date of termination at the then current rate, plus all other amounts and benefits to which the named executive is entitled under any pension plan, retirement savings plan, equity participation plan, stock purchase plan, medical benefits and other benefits that we customarily provide or are required by law to provide at the time the payments are due.

Original CIC Agreements —

Triggers	Benefits(1)	Conditions to Payment of Benefits	Rationale
• A change in control(2) occurs

•

Cash value of performance-based equity compensation (for example, performance shares) to be paid at target but prorated through the date of the change in control

•

Annual incentive compensation for the year in which the change in control occurs, paid at target but prorated (subject to a 50% minimum) through the date of the change in control

•

Accelerated vesting of NQSOs, but cancellation of NQSOs as to which the exercise price exceeds the closing stock price immediately prior to the change in control

•

Value of unvested shares of restricted stock and unvested RSUs to be frozen upon change in control, but no payout unless and until vesting criteria of awards are met or employment is terminated by us without “cause” or by the executive for “good reason” pursuant to the employment agreement or change in control agreement

None

•

Since a change in control frequently is accompanied by a material shift in strategy, a significant increase in leverage or other events that may impact the likelihood that corporate performance metrics established early in the year prior to the change in control will be achieved, it is appropriate to (a) pay, at the time of the change in control, a prorated amount of incentive compensation that relates to performance during a period that straddles the change in control; and
(b) accelerate vesting of stock options so that they may be exercised, and the value realized by the executive, at the time of the change in control

Triggers	Benefits(1)	Conditions to Payment of Benefits	Rationale

•

Without cause(3), we terminate the executive’s employment (other than as a result of his or her death or permanent disability) either (a) after a potential change in control(4) occurs but before the change in control occurs, or (b) before a potential change in control, if the executive reasonably demonstrates that the termination was at the request of, or was induced by, a third party who has taken steps reasonably calculated to effect a change in control, or (c) within 2 years following a change in control

•

Base salary through the date of termination at the rate then in effect

•

A lump sum equal to 3× the sum of
(a) the executive’s annual base salary in effect as of the date of termination or immediately prior to the change in control, whichever is greater, and (b) the greater of (1) the executive’s target annual incentive compensation as in effect as of the date of termination or immediately prior to the change in control, whichever is greater, or (2) the executive’s actual annual bonus for the year immediately preceding the date of termination; payable on the first day of the seventh month after termination

•

Continuation of medical and dental benefits for a period of 36 months, subject to reduction or elimination to the extent the executive receives comparable benefits under any other employment that the executive obtains during the 36-month period

•

For 1 year following the date of termination, financial planning services

•

For 2 years following the date of termination, outplacement services, subject to a maximum out-of-pocket cost to us of $15,000

•

Payment in cash of the value, frozen at the time of the change in control, of restricted stock or RSUs that were outstanding and unvested at the time of the change in control; payable on the first day of the seventh month after termination

•

Our receipt of an agreement, signed by the executive, obligating him or her to:

•

maintain the confidentiality of our proprietary information for 2 years after the date of termination

•

not compete with us for a period of 12 months after the date of termination

•

not solicit our employees for a period of 24 months after the date of termination

•

In periods of uncertainty concerning the future control of Libbey or the future responsibilities or standing of the executive, permits the executive to focus on performance that increases shareholder value rather than pursuing career alternatives

•

Supports a market-competitive pay package, thereby serving to attract and retain talent

Triggers	Benefits(1)	Conditions to Payment of Benefits	Rationale

•

Full and immediate vesting of accrued benefits under any qualified and unqualified pension, profit-sharing, deferred compensation or supplemental plans that we maintain for the executive’s benefit, plus a lump sum, payable on the first day of the seventh month after termination, equal to the greater of $250,000 or the present value of the additional benefit that would have accrued had the executive continued his or her employment for 3 additional years following the date of termination

•

A tax gross-up(6)

•

The executive terminates his or her employment for good reason(5) either (a) after a potential change in control but before the change in control occurs, or (b) prior to a potential change in control, if the executive reasonably demonstrates that the events triggering the executive’s good reason were at the request of, or were induced by, a third party who has taken steps reasonably calculated to effect a change in control, or (c) within 2 years following a change in control

	• Same as for termination by the Company without “cause,” as described above	• Same as for termination by the Company without cause, as described above	• Same as for termination by the Company without cause, as described above

(1)	The benefits set forth in this column are payable upon the occurrence of the corresponding “triggers” identified in the “Triggers” column.

(2)	Change in control generally means any of the following events:
•	A person (other than Libbey, any trustee or other fiduciary holding securities under one of Libbey’s employee benefit plans, or any corporation owned, directly or indirectly, by Libbey’s shareholders in substantially the same proportions as their ownership of Libbey’s common stock) becomes the “beneficial owner,” directly or indirectly, of Libbey securities representing 30% or more of the combined voting power of our then-outstanding securities;
•	The consummation of a merger or consolidation pursuant to which Libbey is merged or consolidated with any other corporation (or other entity), unless the voting securities of Libbey outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of securities of the surviving entity outstanding immediately after the merger or consolidation;
•	The consummation of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; or
•	During any period of 2 consecutive years (not including any period prior to the execution of the change in control agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board. Continuing Directors means (i) individuals who were members of the Board at the beginning of the 2-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the 2-year period referred to above, by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. However, an individual who is elected to the Board after the beginning of the 2-year period referred to above will not be considered to be a Continuing Director if the individual was designated by a person who has entered into an agreement with us to effect a transaction that otherwise meets the definition of a change in control.

A person typically is considered to be the “beneficial owner” of securities if the person has or shares the voting power associated with those securities.

(3)	Cause has the same meaning as it has under the employment agreements. We cannot terminate an executive officer for cause unless and until we deliver to the executive officer a copy of a resolution, duly adopted by the affirmative vote of not less than ¾ of the entire membership of our Board at a meeting of our Board, finding that, in the Board’s good faith opinion, the executive officer committed any of the conduct described in the definition of “cause” and specifying, in reasonable detail, the particulars of that conduct. We must provide the executive officer with reasonable notice of the meeting of the Board and the opportunity, together with the executive officer’s legal counsel, to be heard before the Board. We also must provide the executive officer with reasonable opportunity to correct the conduct that he or she is alleged to have committed.
(4)	Potential change in control means:
•	We enter into an agreement, the consummation of which would result in a change in control;
•	A person (which may include Libbey) publicly announces an intention to take or consider taking actions that, if consummated, would result in a change in control;
•	Our Board adopts a resolution to the effect that, for purposes of the change in control agreements, a potential change in control has occurred; or
•	A person (other than Zesiger Capital Group, which currently holds approximately 8.1% of our common stock) who is or becomes the beneficial owner of 10% or more of the voting power of our common stock increases its beneficial ownership by 5% or more, or Zesiger Capital increases its beneficial ownership to 25% or more of our common stock.

(5)	Good reason means any of the following, unless we have corrected the circumstances fully (if they are capable of correction) prior to the date of termination:
•	We assign to the executive duties that are inconsistent with the executive’s position immediately prior to the change in control, or we significantly and adversely alter the nature or status of the executive’s responsibilities or the conditions of the executive’s employment from those in effect immediately prior to the change in control (including if we cease to be a publicly-held corporation), or we take any other action that results in the material diminution of the executive’s position, authority, duties or responsibilities;
•	We reduce the executive’s annual base salary as in effect on the date of the executive’s change in control agreement and as increased from time to time thereafter;
•	We relocate the offices at which the executive principally is employed immediately prior to the date of the change in control (which we refer to as the executive’s principal location) to a location more than 30 miles from that location, or we require the executive, without his or her written consent, to be based anywhere other than his or her principal location, except for required travel on business to an extent substantially consistent with the executive’s present business travel obligations;
•	We fail to pay to the executive any portion of his or her current compensation or to pay to him or her any portion of an installment of deferred compensation under any deferred compensation program within 7 business days of the date on which the compensation is due;
•	We fail to continue in effect any material pay or benefit plan or practice in which the executive participates immediately prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the plan, or we fail to continue the executive’s participation in the plan (or in the substitute or alternative plan) on a basis that is not materially less favorable, both in terms of the amount of benefits provided and the level of the executive’s participation relative to other participants, as existed at the time of the change in control;
•	We fail to continue to provide the executive with benefits substantially similar in the aggregate to those enjoyed by the executive under any of our life insurance, medical, health and accident, disability, pension, retirement or other benefit plans or practices in which the executive and his or her eligible family members were participating at the time of the change in control, or we take any action that would directly or indirectly materially reduce any of those benefits, or we fail to provide the executive with the number of paid vacation days to which the executive is entitled on the basis of years of service with us in accordance with our normal vacation policy in effect at the time of the change in control or, if more favorable to the executive, on the basis of the executive’s initial employment with the Company;
•	We fail to obtain a satisfactory agreement from any successor to assume and agree to perform our obligations under the executive’s change in control agreement; or
•	We purport to terminate the executive’s employment without complying with our obligations with respect to providing notice of termination.
(6)	No gross-up is required if the “present value” of the “parachute payments” payable to the executive or his estate does not exceed 1.10 multiplied by 3 times the executive’s “base amount.” The terms “present value,” “parachute payments” and “base amount” are defined in Section 280G of the Internal Revenue Code.

Ms. Streeter’s Employment Agreement and the New Agreements —

Triggers	Benefits(1)	Conditions to Payment of Benefits	Rationale
Death or permanent disability of the executive officer	• Accrued benefits(2) • A prorated target award under our SMIP, payable within 30 days after termination • Acceleration of a pro rata portion of unvested equity (RSUs and NQSOs)	• In the case of death, our receipt of reasonable evidence of the estate’s authority • In the case of permanent disability, our receipt of a release of claims against Libbey	• To reflect contemporary governance practices regarding payment of compensation on death or disability of an executive
We terminate the executive officer’s employment without cause(3) or the executive officer terminates his or her employment for good reason(4)

•

For the year in which termination occurs, a prorated award under our SMIP, based on actual performance

•

Accelerated vesting of unvested equity awards (RSUs and NQSOs) that are scheduled to vest within 1 year of termination, with delivery of any RSUs being delayed until the first day of the seventh month after termination

•

As to Ms. Streeter, payment of 2× the sum of her annual base salary in effect on the date of termination and the greater of her target annual incentive opportunity or the average of the annual incentive awards actually paid to her over the 2-year period preceding the date of termination, with payment generally being made in installments over 24 months in accordance with our normal payroll practices, with the first installment, in an amount equal to the aggregate of the first 6 installments, being made on the first day of the seventh month after termination and the remaining installments beginning with the first payroll date in the seventh month

•

Our receipt of a release of claims against Libbey

•

The executive officer’s obligations to us to:

•

maintain the confidentiality of our proprietary information

•

assign to us any inventions and copyrights obtained in connection with his or her employment

•

assist us with any litigation with respect to which the named executive has, or may have reason to have, knowledge, information or expertise

•

not interfere with customer accounts for 12 months (24 months in the case of Ms. Streeter)

•

not compete for 12 months (24 months in the case of Ms. Streeter)

•

for 12 months (24 months in the case of Ms. Streeter), not divert business opportunities of which the named executive became aware while an employee

• To promote sustained focus on building shareholder value during periods of uncertainty as to Libbey’s future or the executive’s job standing or responsibilities

Triggers	Benefits(1)	Conditions to Payment of Benefits	Rationale

•

As to the other executive officers who are party to the New Agreements, payment of an amount equal to the greater of (1) the executive’s annual base salary in effect on the date notice of termination is given plus the executive’s target annual incentive opportunity for the year in which the notice of termination is given or (2) the amount of severance to which the executive would be entitled under our executive severance policy if the executive were not a party to the employment agreement, with payment generally being made in installments over 12 months in accordance with our normal payroll practices, with the first installment, in an amount equal to the aggregate of the first 6 installments, being made on the first day of the seventh month after termination and the remaining installments beginning with the first payroll date in the seventh month

•

As to Ms. Streeter, executive level outplacement services by a provider selected by Ms. Streeter, with the cost to Libbey not to exceed $75,000

•

As to the executive officers who are party to New Agreements, executive level outplacement services by a provider approved by Libbey

• not solicit our employees for 12 months (24 months in the case of Ms. Streeter) • not disparage us for 12 months (24 months in the case of Ms. Streeter)

•

Continuation of medical, prescription drug, dental and life insurance benefits for a period of 12 months (18 months as to Ms. Streeter) or until the executive obtains medical or life insurance coverage through a future employer, with the executive continuing to pay the employee’s portion of the cost of such insurance

Triggers	Benefits(1)	Conditions to Payment of Benefits	Rationale

•

As to performance-based compensation under our long-term incentive plan, payment, between January 1 and March 15 of the year following completion of the relevant performance cycle, of the amount actually earned, prorated to the date of termination

We terminate the executive officer’s employment without cause(3) or the executive terminates his or her employment for good reason(4) within 6 months before or within 2 years after a change in control(5)

•

For the year in which termination occurs, a prorated award under our SMIP, based on actual performance

•

Accelerated vesting of all unvested equity awards (RSUs and NQSOs), with delivery of any RSUs being delayed until the first day of the seventh month after termination

•

As to Ms. Streeter, payment of 2.5× the sum of her annual base salary in effect on the date of termination and the greater of her target annual incentive opportunity or the average of the annual incentive awards actually paid to her over the 2-year period preceding the date of termination, with payment generally being made in a lump sum on the first day of the seventh month after termination

•

As to the other executive officers who are party to the New Agreements, payment of an amount equal to 2× the sum of the executive’s annual base salary in effect on the date notice of termination is given plus the executive’s target annual incentive opportunity for the year in which the notice of termination is given, with payment generally being made in in a lump sum on the first day of the seventh month after termination

Same as for termination by the Company without cause, as described above

•

In periods of uncertainty concerning the future control of Libbey or the future responsibilities or standing of the executive, permits the executive to focus on performance that increases shareholder value rather than pursuing career alternatives

•

Supports a market-competitive pay package, thereby serving to attract and retain talent

Triggers	Benefits(1)	Conditions to Payment of Benefits	Rationale

•

As to Ms. Streeter, executive level outplacement services by a provider selected by Ms. Streeter, with the cost to Libbey not to exceed $75,000

•

As to the executive officers who are party to New Agreements, executive level outplacement services by a provider approved by the Company, with the cost to Libbey not to exceed 15% of the executive’s base salary at the time of termination

•

As to the other executive officers who are party to New Agreements, financial planning services, with the cost to Libbey not to exceed $10,000

•

Continuation of medical, prescription drug, dental and life insurance benefits for a period of 18 months or until the executive obtains medical or life insurance coverage through a future employer, with the executive continuing to pay the employee’s portion of the cost of such insurance

•

As to performance-based compensation under our long-term incentive plan, payment, between January 1 and March 15 of the year following completion of the relevant performance cycle, of the amount actually earned, prorated to the date of termination

(1)	The benefits set forth in this column are payable upon the occurrence of the corresponding “triggers” identified in the “Triggers” column.
(2)	Includes base salary through date of termination, earned but unpaid vacation pay as of the date of termination, any amounts to which the executive is entitled under any retirement savings plan, equity participation plan, medical benefit plan or employment policy and any incentive compensation earned but not yet paid for a performance period ended prior to the date of termination.
(3)	Cause means (1) the executive willfully and continuously fails to substantially perform his or her duties; (2) the executive willfully and continuously fails to substantially follow and comply with directives of the Board; (3) the executive commits an act of fraud or dishonesty that results in a material adverse effect to us or commits an act in material violation of our Code of Business Ethics and Conduct; or (4) the executive willfully engages in illegal conduct or gross misconduct that is materially and demonstrably injurious to us. In addition, Ms. Streeter’s employment agreement provides that, if either (i) we do not notify her that we wish to renegotiate the terms of her continued employment as Chief Executive Officer, or (ii) we and Ms. Streeter are unable to agree to the terms of continued employment, she notifies us that she is willing to extend the term of her agreement by an additional year, and we fail to accept her offer, and the last day of the then-current term of the agreement is prior to her sixty-fifth birthday, then she will be treated as having been terminated by us without Cause.
(4)	Good reason means (1) we materially diminish the executive’s authority, duties or responsibilities, including, in the case of Ms. Streeter, we remove her from the CEO position and/or we cause her to cease reporting directly to the Board and in the case of the Company’s general counsel, we cause the executive to cease reporting directly to the CEO; (2) we reduce the executive’s base salary and, in the case of all executives other than Ms. Streeter, we do not apply the reduction in the same or similar manner to specified other executive officers; (3) we reduce the executive’s incentive compensation opportunity by a percentage greater than that applicable to the other executive officers; (4) we reduce or eliminate an executive benefit or an employee benefit and we do not apply the reduction to all other officers in the same or similar manner; (5) in the case of Ms. Streeter, she fails to be elected as a member of the Board; (6) we materially breach the agreement and fail to remedy the breach within 60 days (30 days in the case of Ms. Streeter) after our receipt from the executive of written notice of breach; and (7) in the case of all executive officers other than Ms. Streeter, we exercise our right not to renew the agreement unless we concurrently exercise our right not to renew the agreements of specified other executive officers.
(5)	Change in control generally means any of the following events:
•	A person (other than Libbey, any trustee or other fiduciary holding securities under one of our employee benefit plans, or any corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of our common stock) becomes the “beneficial owner,” directly or indirectly, of our securities representing 30% or more of the combined voting power of our then-outstanding securities;
•	The consummation of a merger or consolidation pursuant to which we are merged or consolidated with any other corporation (or other entity), unless our voting securities outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of securities of the surviving entity outstanding immediately after the merger or consolidation;
•	A plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets is consummated; or
•	During any period of 2 consecutive years (not including any period prior to the execution of the agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of our Board. Continuing Directors means (i) individuals who were members of the Board at the beginning of the 2-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the 2-year period referred to above, by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. However, an individual who is elected to the Board after the beginning of the 2-year period referred to above will not be considered to be a Continuing Director if the individual was designated by a person who has entered into an agreement with us to effect a transaction that otherwise meets the definition of a change in control.

A person typically is considered to be the “beneficial owner” of securities if the person has or shares the voting power associated with those securities.

Compensation Committee Interlocks and Insider Participation

Carlos V. Duno, William A. Foley, Deborah G. Miller, Carol B. Moerdyk and John C. Orr served on our Compensation Committee during 2011; however, Mr. Foley resigned from the Committee when he was appointed Chairman of the Board. None of Mr. Duno, Mr. Foley, Ms. Miller, Ms. Moerdyk or Mr. Orr has been an officer or employee of Libbey or its subsidiaries.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Libbey’s management the Compensation Discussion and Analysis set forth in this proxy statement. Taking all of these reviews and discussions into account, the Compensation Committee has approved the inclusion of the Compensation Discussion and Analysis in this proxy statement and has approved the incorporation by reference of the Compensation Discussion and Analysis in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Carol B. Moerdyk, Chair
Carlos V. Duno
Deborah G. Miller
John C. Orr

Summary Compensation Table

The following narrative, tables and footnotes describe the “total compensation” earned during 2011, 2010 and 2009 by Messrs. Geswein, Ibele, Meier, Reynolds and Rubio and earned during 2011 by Mr. Sellick and by Ms. Streeter, who did not join Libbey until July 2011.

The total compensation presented below does not reflect the actual pay received by, or the target pay of, the named executives in 2011, 2010 or 2009. The actual value realized by our named executives in 2011 from long-term incentives (NQSOs and RSUs) is presented in the Option Exercises and Stock Vested Table below. Target annual and long-term incentive awards for 2011 are presented in the Grants of Plan-Based Awards Table below.

The individual components of the total compensation calculation reflected in the Summary Compensation Table are as follows:

Salary.  Base salary earned during 2011, 2010 and 2009.

Bonus.  Cash awards made, at the discretion of the Compensation Committee, in recognition of achievements that were not contemplated by the individual component of the SMIP but nevertheless played important roles in Libbey’s ability to achieve its results for the year in question. As to Ms. Streeter, also includes the guaranteed minimum annual incentive award for 2011, since that amount exceeded the incentive actually earned for the year.

Stock Awards.  The awards disclosed under the heading “Stock Awards” consist of performance shares, if any, and RSUs awarded during each of 2011, 2010 and 2009, respectively. Details with respect to the awards are included in the Grants of Plan-Based Awards Table below. The dollar amounts for the awards represent the respective grant date fair values of these awards under FASB ASC Topic 718 for each named executive. The actual values received by the respective named executives depend upon the number of shares earned, the number of RSUs that actually vest and the price of our common stock when shares of our common stock are issued in settlement of the performance shares or RSUs, as applicable.

Option Awards.  The awards disclosed under the heading “Option Awards” generally represent annual grants of NQSOs. As to Mr. Rubio, the amounts disclosed for 2009 include an award of 25,000 NQSOs made in order to induce Mr. Rubio to join Libbey as our Vice President, General Manager, Libbey Mexico, in July 2009. The dollar amounts for the awards represent the grant date fair values of these awards under FASB ASC Topic 718 for each named executive. The actual values received by the respective named executives depend upon the number of NQSOs that actually vest, the number of shares with respect to which NQSOs are exercised and the price of our common stock on the date on which the NQSOs are exercised.

Non-Equity Incentive Compensation.  The awards disclosed under the heading “Non-Equity Incentive Compensation” consist of (a) amounts earned by the named executives in 2011, 2010 and 2009 under our SMIP and (b) for 2009, amounts earned by the named executives (other than Ms. Streeter) under the cash component of our 2009 LTIP. The awards under our SMIP were paid in February of 2012, 2011 and 2010, respectively. The awards under the cash component of our 2009 LTIP were paid in early 2012 except to Mr. Geswein, who did not meet the requirement that he remain continuously employed by us through December 31, 2011.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  The amounts disclosed under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent the actuarial increase, if any, during each of 2011, 2010 and 2009 in the pension value provided under our Libbey Inc. Salaried Cash Balance Pension Plan, which we refer to as our Salary Plan, and our Supplemental Retirement Benefit Plan, which we refer to as our SERP. With respect to Mr. Meier, the amounts do not reflect the decline in actuarial value of his pension benefits under our Salary Plan and SERP during 2009 and under our Salary Plan during 2011, and with respect Mr. Reynolds, the amounts do not reflect the decline in actuarial value of his pension benefits under our Salary Plan and SERP during 2009. Because we do not guarantee any particular rate of return on deferred compensation under our Executive Savings Plan or Executive Deferred Compensation Plan, which we refer to as our ESP and EDCP, respectively, there are no earnings on nonqualified deferred compensation included in the amounts disclosed.

All Other Compensation.  The amounts disclosed under the heading “All Other Compensation” include: (a) annual company matching contributions under our 401(k) savings plan (a broad-based plan open to all U.S. salaried employees); (b) annual company matching contributions under our ESP or EDCP, as the case may be; (c) the cost that we paid for tax return preparation and financial planning for the respective named executives, together with tax “gross-ups” on that cost for 2010 and 2009; (d) our incremental cost for ground transportation for personal and business trips from the Toledo, Ohio area to the Detroit/Wayne County Metropolitan airport, and, for Mr. Rubio, who was based in Monterrey, Mexico until August 2011, the cost incurred for a driver to provide secure ground transportation to Mr. Rubio while traveling in the Monterrey, Mexico vicinity, which has an elevated risk of kidnap for ransom; (e) the annual premiums that we pay to provide executive long-term disability coverage for each of the named executives; (f) for Mr. Rubio in 2011, the cost of an executive physical examination; (g) in 2011 and 2010, the cost of airline club memberships; (h) for Ms. Streeter in 2011, reimbursement equal to 50% of the legal expenses she incurred in negotiating her employment agreement; and (i) as to Mr. Rubio and Ms. Streeter, the cost of relocation assistance in 2011, including, in Ms. Streeter’s case, loss-on-sale protection, and tax gross-ups on relocation assistance other than Ms. Streeter’s loss-on-sale protection. In addition, because Mr. Rubio was employed by our Mexican subsidiary during 2009, the amounts under this heading for Mr. Rubio in 2009 include (a) contributions made on Mr. Rubio’s behalf to Instituto Mexicano Del Seguro Social (Mexico’s equivalent to the U.S. Social Security Administration); (b) amounts paid on Mr. Rubio’s behalf for supplemental medical insurance provided by our Mexican subsidiary; and (c) the amount payable by the our Mexican subsidiary to Mr. Rubio’s previous employer as partial reimbursement for severance payable to Mr. Rubio in connection with his resignation and decision to accept our offer of employment. For Mr. Geswein, the amounts under this heading also include our expense associated with the compensation payable to him in connection with his October 31, 2011 resignation for good reason.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Gregory T. Geswein Vice President, Strategic Planning and Business Development	2011	302,682	0	159,443	70,903	181,609	0	1,214,452	1,929,089
	2010	352,416	7,421	233,525	67,528	244,415	0	11,661	916,966
	2009	317,585	0	17,244	11,751	651,208	0	6,498	1,004,286
Daniel P. Ibele Vice President, Global Sales and Marketing	2011	317,558	0	154,343	68,636	153,380	104,482	16,542	814,941
	2010	295,329	7,891	160,286	46,352	189,148	74,992	10,247	784,245
	2009	256,463	25,186	11,836	8,066	397,445	71,919	9,408	780,323
John F. Meier Chairman and Chief Executive Officer(8)	2011	431,086	0	586,517	260,824	329,781	113,444	18,694	1,740,346
	2010	720,198	0	859,005	248,398	791,426	72,923	26,301	2,718,251
	2009	649,031	0	63,434	43,226	2,161,856	0	12,371	2,929,918
Richard I. Reynolds Executive Vice President and Chief Financial Officer	2011	476,322	0	292,230	129,957	310,354	40,984	21,541	1,271,388
	2010	461,904	0	432,134	124,962	427,561	45,681	16,867	1,509,109
	2009	419,782	0	31,911	21,745	1,066,858	0	9,615	1,549,911

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Roberto B. Rubio Vice President, Global Manufacturing and Engineering	2011	455,828	0	219,742	97,715	255,035	0	68,439	1,096,759
	2010	441,320	0	283,563	82,002	326,222	0	15,747	1,149,148
	2009	237,399	0	35,762	42,310	437,315	0	504,955	1,257,741
Scott M. Sellick Vice President, Chief Accounting Officer	2011	296,663	0	104,584	46,500	143,288	65,856	13,677	670,568

Stephanie A. Streeter Chief Executive Officer(9)	2011	350,001	340,000	352,113	350,001	0	0	167,102	1,559,217

(1)	Mr. Rubio joined our Mexican subsidiary on July 1, 2009 and was transferred to the U.S. payroll on January 1, 2010. For 2009, the amount for Mr. Rubio represents base salary paid to Mr. Rubio from July 1 through December 31, 2009, as well as other fixed components of pay that our Mexican subsidiary was required under Mexican law to pay to Mr. Rubio. These amounts were paid to Mr. Rubio in Mexican pesos, and the amount included in this column is translated to U.S. currency using the interbank exchange rate in effect at the time of payment to Mr. Rubio.
(2)	As to Ms. Streeter for 2011, represents the sum of (a) her minimum guaranteed incentive in the amount of $315,000 and (b) a discretionary award in the amount of $25,000.
(3)	Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to RSUs granted in 2011, 2010 and 2009, respectively. For more information, see Footnote 12, “Employee Stock Benefit Plans,” to the financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2012.
(4)	Represents the grant date fair value, in accordance with FASB ASC Topic 718, with respect to NQSOs granted in 2011, 2010 and 2009, respectively, including a sign-on award made to Mr. Rubio in 2009. For more information, see Footnote 12, “Employee Stock Benefit Plans,” to the financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2012.
(5)	Represents the sum of (a) annual cash incentive compensation paid in February 2012, 2011 and 2010 for performance during 2011, 2010 and 2009, respectively; and (b) for 2009, cash incentive compensation payable under the performance component of our 2009 LTIP for the performance cycle beginning January 1, 2009 and ending December 31, 2009. The cash incentive compensation payable under the 2009 performance component of our 2009 LTIP was subject to the requirement that, except with respect to Mr. Meier and Mr. Reynolds, the executive remain continuously employed by us through December 31, 2011. We paid this cash award to the named executives (other than Mr. Geswein, who resigned on October 31, 2011, and Ms. Streeter, who did not join us until July 1, 2011) earlier this year.
(6)	Represents the sum (but not less than $0) of the change in pension value under our Salary Plan and our SERP. We do not guarantee any particular rate of return on deferred compensation under our ESP or EDCP. The rate of return depends upon the performance of the fund in which the participant’s ESP or EDCP account is deemed invested. Accordingly, the amounts included in this column do not include earnings on nonqualified deferred compensation. We had no other nonqualified plans pursuant to which our executives were entitled to defer compensation earned prior to January 1, 2009. Mr. Geswein, Mr. Rubio and Ms. Streeter are not eligible to participate in our Salary Plan or our SERP.
(7)	Includes the following: (a) annual company matching contributions to our 401(k) savings plan (a broad-based plan open to all U.S. salaried employees); (b) annual company matching contributions to our EDCP; (c) the cost that we paid for tax return preparation and financial planning for the respective named executives, together with tax gross-ups on that cost for 2010 and 2009; (d) our incremental cost for ground transportation for personal and business trips from the Toledo, Ohio area to the Detroit/Wayne County Metropolitan airport, and, for Mr. Rubio until he relocated to Toledo in August 2011, the cost incurred for a driver to provide secure ground transportation to Mr. Rubio while traveling in the Monterrey, Mexico vicinity, which has an elevated risk of kidnap for ransom; (e) the annual premiums that we pay to provide executive long-term disability coverage for each of the named executives; (f) for Messrs. Ibele, Meier and Rubio in 2010 and for Mr. Ibele in 2011, airline club memberships; (g) for Mr. Rubio in 2011, the cost of an executive physical examination; (h) for Ms. Streeter in 2011, reimbursement equal to 50% of the legal expenses she incurred in negotiating her employment agreement; and (i) for Mr. Rubio and Ms. Streeter in 2011, relocation assistance, including, for Ms. Streeter, loss-on-sale protection, and tax gross-ups on relocation assistance other than Ms. Streeter’s loss-on-sale protection. For 2009, includes for Mr. Rubio the following: (a) contributions made on Mr. Rubio’s behalf to Instituto Mexicano Del Seguro Social (Mexico’s equivalent to the U.S. Social Security Administration); (b) amounts paid on Mr. Rubio’s behalf for supplemental medical insurance provided by our Mexican subsidiary; and (c) the amount payable by our Mexican subsidiary to Mr. Rubio’s previous employer as partial reimbursement for severance payable to Mr. Rubio in connection with his resignation and decision to accept our offer of employment. For Mr. Geswein, the amounts under this heading (a) include our expense associated with the compensation payable to him in connection with his October 31, 2011 resignation for good reason and (b) exclude the value at December 31, 2011 of RSUs and NQSOs as to which vesting was accelerated, because the cumulative grant date fair values have been included under the columns “Stock Awards” and “Option Awards” in this table and in the Summary Compensation Tables included in our proxy statements filed in 2008 through 2011.

The following table provides additional detail with respect to the perquisites that we provided to our named executives in 2011:

Named Executive	EDCP Matching Contributions ($)	Tax Return Preparation/ Financial Planning ($)	Relocation Assistance ($)	Relocation Assistance Tax Gross-up ($)	Ground Transport ($)(a)	Executive Long-Term Disability Coverage ($)	Annual Executive Physical Examination ($)	Airline Club Membership ($)	Legal Fees ($)	Total ($)
G. Geswein	2,018	8,500	0	0	896	3,223	0	0	0	14,637
D. Ibele	0	4,040	0	0	815	2,879	0	233	0	7,967
J. Meier	6,405	710	0	0	522	2,481	0	0	0	10,118
R. Reynolds	8,096	605	0	0	0	4,265	0	0	0	12,966
R. Rubio	7,375	4,776	34,511	4,692	995	4,309.	3,206	0	0	59,864
S. Sellick	1,742	0	0	0	754	2,607	0	0	0	5,103
S. Streeter	0	0	150,189	1,840	539	1,446	0	0	9,939	163,953

(a)	Includes (i) for personal trips, the entire cost that we incurred for such transportation and (ii) for business trips, the amount in excess of the amount to which the respective named executives would have been entitled as reimbursement for mileage and parking under our travel policy applicable to all employees. For Mr. Rubio prior to August 2011, includes the allocable cost incurred for the driver who provides the transportation in Monterrey, Mexico, since the driver transports customers and suppliers and other employees during the remainder of his time. The allocable cost incurred for the driver was determined by calculating an hourly rate (by dividing the driver’s integrated compensation by the total number of hours worked during the year), and multiplying that rate by the number of hours of transportation services provided to Mr. Rubio.
(8)	Mr. Meier retired on July 31, 2011.
(9)	Ms. Streeter joined us on July 1, 2011 as Co-CEO and was named Chief Executive Officer effective August 1, 2011.

Grants of Plan-Based Awards Table

During 2011, the Compensation Committee granted to our named executives RSUs and NQSOs under our Omnibus Plan and 2011 LTIP. Recipients of RSUs are not entitled to dividends or voting rights with respect to the common shares underlying the RSUs unless and until they are earned or vested. We do not engage in repricing of NQSOs, nor have we repurchased underwater NQSOs. On February 6, 2012, the Compensation Committee approved the payment of cash awards under our 2011 SMIP.

Information with respect to each of these awards, including information with respect to the performance measures applicable to the cash awards under our SMIP and 2011 LTIP, and vesting schedules with respect to RSUs and NQSOs, is set forth, on a grant-by-grant basis, in the table and footnotes that follow.

GRANTS OF PLAN-BASED AWARDS TABLE

				Estimated Possible Payouts under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Named Executive	Plan Name	Award Date(1)	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)
G. Geswein	2011 SMIP	2/7/2011		90,804	181,609	363,218
	2011 LTIP (cash component)	2/7/2011		70,906	141,811	283,622
	2011 LTIP	2/7/2011	2/10/2011				9,379			159,443
	2011 LTIP	2/7/2011	2/10/2011					5,535	17.00	70,903
D. Ibele	2011 SMIP	2/7/2011		95,268	190,535	381,070
	2011 LTIP (cash component)	2/7/2011		68,640	137,280	274,560
	2011 LTIP	2/7/2011	2/10/2011				9,079			154,343
	2011 LTIP	2/7/2011	2/10/2011					5,358	17.00	68,636
J. Meier	2011 SMIP	2/7/2011		193,989	387,977	775,954
	2011 LTIP (cash component)	2/7/2011		50,716	101,432	202,864
	2011 LTIP	2/7/2011	2/10/2011				34,501			586,517
	2011 LTIP	2/7/2011	2/10/2011					20,361	17.00	260,824
R. Reynolds	2011 SMIP	2/7/2011		178,621	357,242	714,484
	2011 LTIP (cash component)	2/7/2011		129,958	259,916	519,832
	2011 LTIP	2/7/2011	2/10/2011				17,190			292,230
	2011 LTIP	2/7/2011	2/10/2011					10,145	17.00	129,957
R. Rubio	2011 SMIP	2/7/2011		136,749	273,497	546,994
	2011 LTIP (cash component)	2/7/2011		97,717	195,434	390,868
	2011 LTIP	2/7/2011	2/10/2011				12,926			219,742
	2011 LTIP	2/7/2011	2/10/2011					7,628	17.00	97,715
S. Sellick	2011 SMIP	2/7/2011		88,999	177,998	355,996
	2011 LTIP (cash component)	2/7/2011		46,506	93,012	186,024
	2011 LTIP	2/7/2011	2/10/2011				6,152			104,584
	2011 LTIP	2/7/2011	2/10/2011					3,630	17.00	46,500
S. Streeter	2011 SMIP	6/21/2011		315,000	315,000	630,000
	2010 LTIP (cash component)	6/21/2011		126,000	252,000	504,000
	2011 LTIP (cash component)	6/21/2011		209,160	418,320	836,640
	2011 LTIP	6/21/2011	7/29/2011				22,761			352,113
	2011 LTIP	6/21/2011	7/29/2011					30,382	15.47	350,001

(1)	For Non-Equity Incentive Plan Awards, the Award Date and the Grant Date for awards made under the 2011 SMIP to all named executives other than Ms. Streeter are the date on which the Compensation Committee approved the 2011 SMIP. The Award Date and the Grant Date for awards made under the cash component of the 2011 LTIP to all named executives other than Ms. Streeter are the date on which the Compensation Committee approved the 2011 LTIP. For All Other Stock Awards and All Other Option Awards to named executives other than Ms. Streeter, the Award Date is the date on which the Compensation Committee took action, and the Grant Date is the date on which we determine the number of NQSOs or RSUs, as the case may be, awarded. For Ms. Streeter, the Award Date for awards made under the cash component of the 2010 LTIP and 2011 LTIP, and for All Other Stock Awards and All Other Option Awards, is the date on which the Compensation Committee approved the award, and the Grant Date for All Other Stock Awards and All Other Option Awards is July 29, 2011, the first business day after we released our results of operations for our second quarter of the 2011 fiscal year. The number of NQSOs and RSUs awarded to the named executives other than Ms. Streeter in February 2011 under our 2011 LTIP and Omnibus Plan was determined by dividing the target dollar value of the applicable component of equity to be awarded by (a) in the case of NQSOs, the Black-Scholes value of the options as of February 10, 2011 or (b) in the case of RSUs, the average closing price of Libbey common stock over the 60 consecutive trading day period ending February 10, 2011. The number of NQSOs and RSUs awarded to Ms. Streeter under our 2011 LTIP and our Omnibus Plan was determined by dividing the target dollar value of the applicable component by (a) in the case of NQSOs, the Black-Scholes value of the options as of July 29, 2011 or (b) in the case of RSUs, the average closing price of Libbey common stock over the 60 consecutive trading day period ending July 29, 2011. We inform grant recipients of their awards after we determine the number of RSUs and/or NQSOs to be granted. For awards made in February 2011, we determined the number of RSUs and NQSOs to be granted on the first business day after we announced our results of operations for the 2010 fiscal year.
(2)	Represents the range of possible cash awards under (a) our SMIP for performance during 2011 and (b) the cash component of our 2011 LTIP for performance during 2011 – 2013 and, as to Ms. Streeter, the cash component of our 2010 LTIP for performance during 2010 – 2012. As to Ms. Streeter, the Threshold level of performance with respect to our 2011 SMIP represents the guaranteed minimum amount payable to her under the 2011 SMIP.
(a)	Under our SMIP, each named executive is eligible for an annual incentive award in an amount up to 200% of the executive officer’s target award, which in turn is a percentage of the executive’s anticipated full-year base salary, as set forth in the following table:

Named Executive	Target Award as a Percentage of Anticipated Full-Year Base Salary (%)
G. Geswein	60
D. Ibele	60
J. Meier (for period January 1 – July 31)	90
R. Reynolds	75
R. Rubio	60
S. Sellick	60
S. Streeter (for period July 1 – December 31)	90

In establishing the 2011 SMIP, the Compensation Committee took into account the continuing uncertainty in the global economy, including North America and Europe. The Committee desired to retain flexibility and chose not to employ a rigid payout scale under the corporate component of the 2011 SMIP, which represents 70% of the respective named executives’ target awards and is dependent on corporate-wide performance measures. Instead, the Committee established guidelines for payouts but reserved the discretion to adjust the payouts following an evaluation of the effectiveness of the strategic business decisions made and executed during the year. The amount disclosed under the “Threshold” column is at the lower end of the guidelines with respect to the corporate component, except that, for Ms. Streeter, the amount disclosed under the “Threshold” column represents a prorated target award. The amount disclosed under the “Target” column is the midpoint in the guidelines, and the amount disclosed under the “Maximum” column is at the higher end of the guidelines. As noted under “Compensation Discussion and Analysis — Executive Summary — 2011

Executive Compensation Highlights” and “Compensation Discussion and Analysis — What pay did Libbey’s executives receive for 2011?,” the performance metrics under the corporate component included the ratio of adjusted EBITDA to budgeted EBITDA and the ratio of actual free cash flow to budgeted free cash flow.

The guidelines with respect to the adjusted EBITDA performance metric (comprising 40% of each named executive’s annual incentive opportunity) were:

Approximate Percent of Budgeted EBITDA (%)	Approximate Adjusted EBITDA ($)	Guideline Payout as a Percent of Target (%)
80 – 89	97.0 – 107.9 million	50
90 – 110	109.2 – 133.4 million	100
Above 110%	Above 133.4 million	Above Target

The guidelines with respect to the free cash flow performance metric (comprising 30% of each named executive’s annual incentive opportunity) were:

Approximate Percent of Budgeted Free Cash Flow (%)	Approximate Free Cash Flow ($)	Guideline Payout as a Percent of Target (%)
75 – 85	33.5 – 38.0 million	50
90 – 110	40.2 – 49.2 million	100
Above 110	Above 49.2 million	Above Target

With respect to the 30% of the target awards under our 2011 SMIP that was dependent on achievement by our named executives of their individual objectives, payouts were subject to our achievement of adjusted EBITDA of at least $93.7 million and cash earnings (defined as adjusted EBITDA plus or minus changes in working capital) of at least $95.1 million. Having achieved these threshold levels of corporate performance, management recommended to the Compensation Committee, and the Committee and its consultant concurred, that funding of the individual component of the 2011 SMIP, together with funding of the individual component under all other annual incentive plans for other employees throughout the world, would be subject to achievement, on a corporate-wide basis, of adjusted EBITDA in accordance with the following scale:

•	If adjusted EBITDA is equal to at least 75% of budgeted EBITDA, then the individual component under all annual incentive plans would be funded up to 50% of the aggregate of targeted payouts for all individuals covered by the annual incentive plans.
•	If adjusted EBITDA is equal to at least 100% of budgeted EBITDA, then the individual component under all annual incentive plans would be funded up to 100% of the aggregate of targeted payouts for all individuals covered by the annual incentive plans.
•	If adjusted EBITDA is equal to at least 120% of budgeted EBITDA, then the individual component under all annual incentive plans would be funded up to 200% of the aggregate of targeted payouts for all individuals covered by the annual incentive plans.

Funding between these three data points is linear.

Applying this scale, management recommended, and the Committee and its consultant concurred, that amounts payable under the individual component of all of our annual incentive plans for 2011, including our SMIP, should be adjusted downward by 15%, reflecting funding of the individual component in accordance with the “governor” described above.

(b)	Each named executive is eligible to receive a target long-term award consisting of cash and equity, as determined by the Committee. The target award under the cash component of our 2011 LTIP equals 40% of the target long-term award as set forth in the table below. Maximum awards under the cash component of our 2011 LTIP equal 200% of the target award under that component. As to Mr. Geswein, Mr. Meier and Ms. Streeter, the target award is prorated to reflect (a) in the case of Mr. Geswein, his resignation on October 31, 2011; (b) in the case of Mr. Meier, his retirement on July 31, 2011; and (b) in the case of Ms. Streeter, her first day of work on July 1, 2011. In addition, Ms. Streeter is eligible for a prorated award under the cash component of our 2010 LTIP.

Named Executive	2011 Target Long Term Award as a Percentage of Annualized 1/1/11 (7/1/11 as to Ms. Streeter) Base Salary (%)	2011 LTIP Cash Component Target as Percentage of Annualized 1/1/11 (7/1/11 as to Ms. Streeter) Base Salary (%)
G. Geswein	100	40
D. Ibele	110	44
J. Meier	180	72
R. Reynolds	140	56
R. Rubio	110	44
S. Sellick	80	32
S. Streeter	180	72

The performance measure used to determine the extent to which a payout is earned under the cash component of each of the 2010 LTIP and the 2011 LTIP is the ratio of our cumulative EBITDA over the relevant performance period (January 1, 2010 through December 31, 2012 as to the 2010 LTIP and January 1, 2011 through December 31, 2013 as to the 2011 LTIP), to the sum of budgeted EBITDA for each year during that 3-year performance cycle, in each case as calculated and adjusted as described under “Compensation DIscussion and Analysis — What pay did Libbey’s executives receive for 2011? — Long-Term Performance-Based Compensation” above. The scale to be used to determine the amount of any payout is:

Payout Level	Percentage of Budgeted EBITDA (%)	Payout as Percentage of Target (%)
Threshold	80	50
Target	100	100
Maximum	120	200
(3)	Represents grant of RSUs made pursuant to our 2011 LTIP and our Omnibus Plan. For named executives other than Ms. Streeter, the grant vests 25% per year beginning on February 10, 2012. For Ms. Streeter, the grant vests 25% per year beginning on June 30, 2012.
(4)	Represents grants of NQSOs made pursuant to our 2011 LTIP and our Omnibus Plan. For named executives other than Ms. Streeter, the grant vests 25% per year beginning on February 10, 2012. For Ms. Streeter, the grant vests 25% per year beginning June 30, 2012.
(5)	Represents the respective grant date fair values, determined in accordance with FASB Topic 718, of the RSUs and NQSOs.

Outstanding Equity Awards at Fiscal Year-End Table

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Our named executives had the following types of equity awards outstanding at the end of the 2011 fiscal year:

•	NQSOs granted under our Omnibus Plan and predecessor plans; and
•	RSUs granted under our Omnibus Plan.

The following table shows, for each of the named executives, (a) the number, exercise price and expiration date of NQSOs that, as of December 31, 2011, were vested but not yet exercised and of NQSOs that, as of December 31, 2011, were not vested; and (b) the number and market value of RSUs that were not vested as of December 31, 2011:

			Option Awards				Stock Awards
Named Executive	Award Date(1)	Grant Date(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
G. Geswein(5)	5/2/2007	5/23/2007	50,000	0	19.85	10/31/2014
			5,076	0	19.85	10/31/2014
	2/4/2008	2/15/2008	7,360	0	15.35	10/31/2014
	2/9/2009	2/12/2009	16,551	0	1.07	10/31/2014
	2/8/2010	2/11/2010	8,897	0	10.13	10/31/2014
	2/8/2010	5/6/2010		0		10/31/2014
	2/7/2011	2/10/2011	5,535	0	17.00	10/31/2014
D. Ibele	11/20/2002		13,500	0	23.93	11/21/2012
	12/15/2003		9,500	0	28.53	12/16/2013
	12/10/2004		11,000	0	20.39	12/11/2014
	12/8/2005		11,000	0	11.79	12/9/2015
	2/5/2007	2/16/2007	5,597	0	12.80	2/17/2017
			5,294	0	12.80	2/17/2017
	2/4/2008	2/15/2008	3,741	1,247	15.35	2/15/2018	1,195	15,224
	2/9/2009	2/12/2009	5,681	5,680	1.07	2/12/2019	5,532	70,478
	2/8/2010	2/11/2010	1,527	4,580	10.13	2/11/2020
	2/8/2010	5/6/2010					8,680	110,583
	2/7/2011	2/10/2011	0	5,358	17.00	2/10/2021	9,079	115,666

			Option Awards				Stock Awards
Named Executive	Award Date(1)	Grant Date(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
J. Meier(6)	11/20/2002		35,000	0	23.93	11/21/2012
	12/15/2003		17,500	0	28.53	12/16/2013
	12/10/2004		17,500	0	20.39	7/31/2014
	12/8/2005		17,500	0	11.79	7/31/2014
	2/5/2007	2/16/2007	29,615	0	12.80	7/31/2014
			27,087	0	12.80	7/31/2014
	2/4/2008	2/15/2008	28,202	0	15.35	7/31/2014
	2/9/2009	2/12/2009	60,882	0	1.07	7/31/2014
	2/8/2010	2/11/2010	32,727	0	10.13	7/31/2014
	2/7/2011	2/10/2011	20,361	0	17.00	7/31/2014
R. Reynolds	11/20/2002		27,000	0	23.93	11/21/2012
	12/15/2003		13,500	0	28.53	12/16/2013
	12/10/2004		13,500	0	20.39	12/11/2014
	12/8/2005		13,500	0	11.79	12/9/2015
	2/5/2007	2/16/2007	15,690	0	12.80	2/17/2017
			14,707	0	12.80	2/17/2017
	2/4/2008	2/15/2008	10,488	3,496	15.35	2/15/2018	3,347	42,641
	2/9/2009	2/12/2009	15,314	15,313	1.07	2/12/2019	14,911	189,966
	2/8/2010	2/11/2010	4,116	12,348	10.13	2/11/2020
	2/8/2010	5/6/2010					23,401	298,129
	2/7/2011	2/10/2011	0	10,145	17.00	2/10/2021	17,190	219,001
R. Rubio	7/1/2009	7/1/2009	0	(a)25,000	1.41	7/1/2019	(c)7,828	99,729
	7/1/2009	7/1/2009	8,039	(b)8,039	1.41	7/1/2019
	2/8/2010	2/11/2010	2,701	8,103	10.13	2/11/2020
	2/8/2010	5/6/2010					15,356	195,635
	2/7/2011	2/10/2011	0	7,628	17.00	2/10/2021	12,926	164,677

			Option Awards				Stock Awards
Named Executive	Award Date(1)	Grant Date(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
S. Sellick	11/20/2002		7,000	0	23.93	11/21/2012
	12/15/2003		7,000	0	28.53	12/16/2013
	12/10/2004		8,000	0	20.39	12/11/2014
	12/8/2005		10,000	0	11.79	12/9/2015
	2/5/2007	2/16/2007	6,726	0	12.80	2/17/2017
			5,825	0	12.80	2/17/2017
	2/4/2008	2/15/2008	4,432	1,477	15.35	2/15/2018	1,414	18,014
	2/9/2009	2/12/2009	5,507	5,506	1.07	2/12/2019	5,362	68,312
	2/8/2010	2/11/2010	1,480	4,440	10.13	2/11/2020
	2/8/2010	5/6/2010					8,414	107,194
	2/7/2011	2/10/2011	0	3,630	17.00	2/10/2021	6,152	78,376
S. Streeter	6/21/2011	7/29/2011	0	30,382	15.47	7/29/2021	22,761	289,975

(1)	The Award Date is the date on which the Compensation Committee took action.
(2)	See “Compensation Discussion and Analysis — How does Libbey determine the forms and amounts of executive pay? — Our Equity Grant Practices” for information as to how we determine the number of NQSOs and RSUs awarded to our named executives. We inform grant recipients of their awards after we have determined the number of NQSOs and RSUs to be granted to them. For awards made in February 2011, the grant date was the first business day after we announced our results of operations for the 2010 fiscal year. For awards made in July 2011, the grant date was the first business day after we announced our results of operations for the second quarter of the 2011 fiscal year.
(3)	Represents RSUs awarded pursuant to our Omnibus Plan. One share of our common stock underlies each RSU.
(4)	Represents the market value, as of December 31, 2011, of unvested RSUs. We have estimated the market value by multiplying the number of shares of common stock underlying the RSUs by $12.74, the closing price of our common stock on December 30, 2011, the last trading day of 2011.
(5)	For Mr. Geswein, vesting of all otherwise unvested NQSOs and RSUs was accelerated upon termination of his employment in accordance with the terms of his employment agreement.
(6)	In recognition of Mr. Meier’s significant contributions to the Company during his 41 years of service, including 18 as Chairman and CEO, the Board of Directors elected to accelerate vesting of all of Mr. Meier’s otherwise unvested NQSOs as well as unvested RSUs granted in 2008-2010 and 1/3 of unvested RSUs granted in 2011.

The following table shows the vesting schedules with respect to those NQSOs that were not yet exercisable, and those RSUs that were not yet vested, as of December 31, 2011:

Option Awards (NQSOs) Vesting Schedule
Grant Date	Vesting Schedule
2/15/2008	75% were vested as of February 15, 2011; an additional 25% are scheduled to vest on February 15, 2012.
2/12/2009	50% were vested as of February 12, 2011; an additional 25% are scheduled to vest on each of February 12, 2012 and February 12, 2013.
7/1/2009	(a) 100% are scheduled to vest on July 1, 2012. (b) 50% were vested as of July 1, 2011; an additional 25% are scheduled to vest on each of July 1, 2012 and July 1, 2013.
2/11/2010	25% were vested as of February 11, 2011; an additional 25% are scheduled to vest on each of February 11, 2012, February 11, 2013 and February 11, 2014.
2/10/2011	25% are scheduled to vest on each of February 10, 2012, February 10, 2013, February 10, 2014 and February 10, 2015.
7/29/2011	25% are scheduled to vest on each of June 30, 2012, June 30, 2013, June 30, 2014 and June 30, 2015.

Stock Awards (RSUs) Vesting Schedule
Grant Date	Vesting Schedule
2/15/2008	75% were vested as of February 15, 2011; an additional 25% are scheduled to vest on February 15, 2012.
2/12/2009	50% were vested as of February 12, 2011; an additional 25% are scheduled to vest on each of February 12, 2012 and February 12, 2013.
7/1/2009	(c) 50% were vested as of July 1, 2011; an additional 25% are scheduled to vest on each of July 1, 2012 and July 1, 2013.
5/6/2010	25% were vested as of February 11, 2011; an additional 25% are scheduled to vest on each of February 11, 2012, February 11, 2013 and February 11, 2014.
2/10/2011	25% are scheduled to vest on each of February 10, 2012, February 10, 2013, February 10, 2014 and February 10, 2015.
7/29/2011	25% are scheduled to vest on each of June 30, 2012, June 30, 2013, June 30, 2014 and June 30, 2015.

Option Exercises and Stock Vested for Fiscal 2011 Table

The following table sets forth information concerning the exercise of stock options by the named executives in 2011 and the value of RSUs that vested in 2011.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2011

	Option Awards		Stock Awards
Named Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
G. Geswein	0	0	43,492	604,182
D. Ibele	0	0	8,309	147,780
J. Meier	0	0	139,200	2,257,203
R. Reynolds	0	0	22,691	403,642
R. Rubio	0	0	9,032	155,868
S. Sellick	0	0	8,651	153,921
S. Streeter	0	0	0	0

(1)	Represents the sum of the differences between the market prices and the exercise prices for the respective awards of NQSOs exercised by the named executive during the fiscal year.
(2)	Represents the number of RSUs that vested during 2011. Includes 42,861, 137,180 and 8,534 shares, receipt of which was deferred by Messrs. Geswein, Meier and Sellick, respectively, pursuant to our EDCP. Pursuant to the EDCP, each named executive had the opportunity to defer receipt of shares underlying RSUs vesting during the year. Deferred shares accrue dividends, but Libbey did not pay any dividends on its common stock in 2011. One share of Libbey common stock will be issued for each share underlying RSUs deferred pursuant to the EDCP. Shares that are deferred will be distributed upon the date of distribution elected by the named executive pursuant to, or as otherwise contemplated by, the EDCP.
(3)	Represents the value of RSUs vested (even if deferred under the EDCP) during 2011. For RSUs that vested during 2011, the value was determined by multiplying the number of shares by the closing price of our common stock on the applicable vesting dates ($17.76 for RSUs vesting on February 11, 2011 and February 12, 2011; $17.71 for RSUs vesting on February 15, 2011; $17.96 for RSUs vesting on February 16, 2011; $14.26 for RSUs vesting on May 23, 2011; $16.60 for RSUs vesting on July 1, 2011; $15.47 for RSUs vesting on July 31, 2011; and $12.66 for RSUs vesting on October 31, 2011). Since Messrs. Geswein, Meier and Sellick elected to defer receipt of all shares underlying all RSUs vesting during the year, this column represents the aggregate value (determined as indicated above) of the shares deferred, which, as to Messrs. Geswein and Meier, were not distributed to them during 2011 because of the 6-month delay imposed by Internal Revenue Code Section 409A.

Retirement Plans

Executives hired before January 1, 2006 are eligible for benefits under our Salary Plan and our SERP. The Salary Plan is a qualified plan, and the SERP is an excess, non-qualified plan that is designed to provide substantially identical retirement benefits as the Salary Plan to the extent that the Salary Plan cannot provide those benefits due to limitations set forth in the Internal Revenue Code. Prior to January 1, 1998, the Salary Plan and the SERP provided that benefits would be determined based upon the highest consecutive 3-year annual earnings. Effective January 1, 1998, the Salary Plan and the SERP were amended to provide that benefits no longer will be based upon the highest consecutive 3-year annual earnings but will be determined by annual contribution credits equal to a percentage of annual earnings plus interest. Employees who were active employees, were at least age 45, had at least 10 years of service as of

December 31, 1997, and had a combined age and years of service of at least 65 as of December 31, 1997, are eligible for a pension benefit under the Salary Plan and SERP based on the greater of 2 benefit formulas: (1) the cash balance formula, which is based upon the value of a notional account that had an opening balance determined in accordance with the final average pay formula described below as of January 1, 1998, or (2) the final average pay formula described below. Under the cash balance formula, the account balance is increased each year with a contribution amount based on the sum of age and years of service with Libbey and with interest based upon the 30-year Treasury rate.

The final average pay formula is as follows: [(A) × (B) × (C)] + [(D) × (E) × (C)] + [(F) × (A) × (G)]

Where:

(A)	Monthly final average earnings for the three highest consecutive calendar years prior to 2011
(B)	1.212%
(C)	Years of credited service up to 35 years
(D)	Monthly final average earnings above Social Security Wage base at retirement
(E)	0.176%
(F)	0.5%
(G)	Years of credited service over 35 years

Only base salary and amounts earned under the SMIP are included in the calculation of final average earnings.

The retirement benefit may be adjusted if the employee has more or less than 35 years of credited service or retires prior to age 65. The Salary Plan and the SERP provide for additional benefit accruals beyond age 65 and for annual annuity benefits as well as an optional lump sum form of benefit. The lump sum option is designed to be equivalent in value to that of the lifetime annual annuity benefit. Mr. Meier and Mr. Reynolds were active employees, were at least age 45 and had more than 20 years of service as of December 31, 1997. Accordingly, Mr. Meier was eligible, and Mr. Reynolds remains eligible, for a pension benefit under the Salary Plan and SERP based on the greater of the two benefit formulas described above. Mr. Meier was eligible for early retirement with an unreduced benefit, under the Salary Plan and the SERP, because he was over the age of 55 and had more than 30 years of service with Libbey and Owens-Illinois, Inc., Libbey’s former parent company. Installments of Mr. Meier’s pension benefit began in connection with his retirement effective July 31, 2011. Mr. Ibele and Mr. Sellick are entitled to a benefit computed only in accordance with the cash balance formula. Mr. Geswein was not eligible, and neither Ms. Streeter nor Mr. Rubio is eligible, for a pension benefit under either the Salary Plan or the SERP, because their employment with Libbey did not begin before January 1, 2006.

The following table sets forth information concerning the benefits provided to the named executives under the Salary Plan and the SERP as of December 31, 2011, the date that we use for pension plan measurement for financial statement reporting purposes.

PENSION BENEFITS IN FISCAL 2011

Named Executives	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
G. Geswein	N/A	N/A	N/A	N/A
D. Ibele	Salary Plan	28.58	356,485	0
	SERP	28.58	166,093	0
J. Meier	Salary Plan	40.83	1,266,117	0
	SERP	40.83	3,858,029	0
R. Reynolds	Salary Plan	41.83	1,277,900	0
	SERP	41.83	2,036,401	0
R. Rubio	N/A	N/A	N/A	N/A
S. Sellick	Salary Plan	14.33	167,449	0
	SERP	14.33	94,794	0
S. Streeter	N/A	N/A	N/A	N/A

(1)	Represents actual years of service to Libbey and Owens-Illinois, Inc., our former parent company. We have not granted additional years of service to any of our named executives.
(2)	Amounts were determined based on the assumptions outlined in our audited financial statements for the year ended December 31, 2011, except that assumptions relating to expected retirement age are as follows: Participants who are eligible for pension benefits under the Salary Plan’s final average pay formula (namely, Messrs. Meier and Reynolds) are assumed to retire at the earliest age at which they are eligible to receive an unreduced benefit under the Salary Plan. All others who are eligible for pension benefits under the Salary Plan are assumed to received benefits under the cash balance design at their normal retirement age of 65.
(3)	Does not include any annuity payments to Mr. Meier under the Salary Plan after his actual retirement on July 31, 2011.

Nonqualified Deferred Compensation

The following table sets forth information with respect to our ESP and our EDCP. The ESP was the only nonqualified deferred compensation plan under which employees could defer pay earned prior to January 1, 2009. The EDCP was the only nonqualified deferred compensation plan under which employees could defer pay earned in 2011:

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2011

	Executive Contributions in Last FY		Registrant Contributions in Last FY		Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions(3)		Aggregate Balance at Last FYE(4)
Named Executive	($)	RSUs	($)(1)	RSUs	($)(2)	RSUs	($)	RSUs	($)	RSUs
G. Geswein	4,128	42,861	2,018	0	(128)	0	0	0	16,464	50,186
D. Ibele	0	0	0	0	148	0	0	0	8,132	0
J. Meier	18,278	137,180	6,405	0	32,940	0	0	0	377,877	198,688
R. Reynolds	13,879	0	8,096	0	7,813	0	0	0	420,546	0
R. Rubio	12,642	0	7,375	0	6	0	0	0	35,848	0
S. Sellick	2,987	8,534	1,742	0	(193)	0	0	0	9,403	21,052
S. Streeter	0	0	0	0	0	0	0	0	0	0

(1)	The following amounts are included in the column headed “All Other Compensation” in the Summary Compensation Table above: Mr. Geswein — $2,018; Mr. Meier — $6,405; Mr. Reynolds — $8,096; Mr. Rubio — $7,375; and Mr. Sellick — $1,742.
(2)	Not included in column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because earnings are not at an above-market rate.
(3)	As to Mr. Meier, excludes payments or distributions made during the FY but after he retired.
(4)	Of the total amounts shown in this column, the following amounts have been reported as “Salary” or “Stock Awards” in the Summary Compensation Table in this proxy statement for the 2011, 2010 and/or 2009 fiscal years:

Named Executive	Salary ($)	Stock Awards ($)
G. Geswein	10,332	30,083
D. Ibele	0	0
J. Meier	101,223	87,657
R. Reynolds	37,131	0
R. Rubio	22,636	0
S. Sellick	2,987	0

The ESP, which was frozen at the end of 2008, was a mirror plan of our qualified 401(k) savings plan. Its purpose was to restore certain benefits that would have been available to executives under our 401(k) plan but for IRS limitations on qualified plans. These limits include the annual maximum recognizable compensation for retirement plans and the restrictions on excess contributions by highly compensated employees. In addition to restoring the benefits (including the benefit of our matching contribution) that otherwise would be lost by virtue of these IRS limitations on qualified plans, the ESP and EDCP enable executives to save additional amounts, including equity compensation, on a tax-deferred basis.

Under the EDCP, our named executives and other members of senior management may elect to defer base pay, cash incentive and bonus compensation and equity compensation into an account that is deemed invested in one of 13 measurement funds, including a Libbey common stock measurement fund. Equity compensation in all events will be deemed invested in the Libbey common stock measurement fund. We selected these funds to provide measurement options similar to the investment options provided under our 401(k) plan. Participants make deferral elections with respect to cash pay and RSUs prior to the year in which they are earned or they vest. They may make deferral elections with respect to performance share compensation on a date that is not later than 6 months prior to the end of the relevant performance cycle.

Participants can defer (a) up to 60% of the amount by which base salary exceeds required payroll obligations and 401(k) plan contributions; (b) up to 60% of the amount by which cash incentive or bonus compensation exceeds required payroll obligations; and (c) up to 100% of equity compensation that is earned or vests during the year to which the deferral relates. We provide matching contributions on excess contributions of base salary in the same manner as we provide matching contributions under our 401(k) plan. The matching contributions are deemed invested in accordance with the participant’s election as to his or her own contributions.

The balance credited to a participant’s account, including the matching contributions that we make, is 100% vested at all times. However, the EDCP is not funded and, as a result, EDCP account balances are subject to the claims of our creditors.

We are obligated to pay the account balance in a lump sum made on, or in installments that begin on, the distribution date elected by the participant. However, if a participant dies prior to the date on which his or her account balance is distributed in full, we are obligated to distribute the account balance in a lump sum to the participant’s beneficiaries no later than 60 days after the participant’s death. If a participant ceases to be an employee of Libbey prior to his or her 62nd birthday, we are obligated to pay the participant his or her account balance in a lump sum within 60 days after the date of his or her separation from service, unless the participant is a “specified employee” for purposes of Internal Revenue Code Section 409A. In that event, we are obligated to pay the participant his or her account balance on the first day of the seventh month after his or her separation from service. If a participant ceases to be an employee of Libbey on or after his or her 62nd birthday, we are obligated to distribute the account balance either in a lump sum or in installments, as elected by the participant, on or beginning on the distribution date elected by the participant. In that event, the distribution date cannot be later than the January 1st immediately following the participant’s 75th birthday. If, however, the executive is a “specified employee” for purposes of Internal Revenue Code Section 409A, we cannot distribute the account balance, or begin distributing the account balance, to the participant prior to the first day of the seventh month after the participant’s separation from service. Finally, if a change in control, as defined in the EDCP, occurs, a participant’s entire account balance will be distributed to him or her within 30 days after the date of the change in control.

EDCP hardship distributions are permitted, but there are no loan provisions. All EDCP distributions are fully taxable. Rollovers to defer taxes are not permitted.

Potential Payments Upon Termination or Change in Control

As discussed under “Compensation Discussion and Analysis — Potential Payments Upon Termination or Change in Control,” we have agreements with our respective executive officers pursuant to which they are entitled to severance payments and/or other benefits upon termination of their employment, including in connection with a change in control of Libbey.

The following tables provide information with respect to the amounts payable to each of the named executives based upon the following significant assumptions:

•	We have assumed that the employment of the respective named executives was terminated on December 31, 2011 under the various scenarios described in that table, except that:

º	with respect to Mr. Geswein, the amounts payable under the tables reflect only amounts payable upon termination by us without cause or by Mr. Geswein for good reason, since Mr. Geswein’s employment ended on October 31, 2011 under that scenario;
º	no amounts would have been payable to Mr. Meier under the agreements because he retired on July 31, 2011; and
º	no amounts would have been payable to Mr. Reynolds under the agreements because the agreements terminated on October 31, 2011, the last day of the month in which he turned age 65.
•	For purposes of illustrating the amounts payable on or in connection with a change in control of Libbey, we have assumed that a change in control occurred on December 31, 2011, and we have assumed that the employment of the respective named executives was terminated concurrently with the change in control.

POTENTAL PAYMENTS UNDER STREETER EMPLOYMENT AGREEMENT

Named Executive	Cash Severance ($)(1)	Acceleration of Unvested Equity Awards ($)(2)	Misc. Benefits ($)(3)	Total ($)
Stephanie A. Streeter
Death or permanent disability	622,385	66,783	0	689,168
Voluntary termination for Good Reason or involuntary termination without Cause (no change in control)	3,307,388	72,491	101,786	3,481,665
Voluntary termination for Good Reason or involuntary termination without Cause in connection with a change in control	3,972,389	289,975	101,786	4,364,150
Involuntary termination for Cause	0	0	0	0

(1)	Represents: (a) in the event of termination due to death or permanent disability, the sum of (i) a prorated target award under our 2011 SMIP, and (ii) a prorated target award under the cash component of each of our 2010 LTIP (for the 2010 – 2012 performance cycle) and 2011 LTIP (for the 2011 – 2013 performance cycle); (b) in the event of voluntary termination for Good Reason or involuntary termination without Cause occurring more than 6 months before or 2 years after a change in control, the sum of (i) 2 times Ms. Streeter’s annualized base salary plus 2 times Ms. Streeter’s target annual incentive award in effect on December 31, 2011, payable in equal monthly installments over a 24-month period, with the first 6 monthly payments being delayed until July 1, 2012 and the next monthly payment being made on or about July 15, 2012, (ii) the amount actually earned under our 2011 SMIP, and (iii) an estimate of the amount that would be payable to Ms. Streeter under the cash component of our 2010 LTIP (for the 2010 – 2012 performance cycle) and our 2011 LTIP (for the 2011 – 2013 performance cycle), in each case prorated through the date of termination; and (c) in the event of voluntary termination for Good Reason or involuntary termination without Cause occurring within 6 months before, or within 2 years after, a change in control, the sum of (i) 2.5 times Ms. Streeter’s annualized base salary plus 2.5 times Ms. Streeter’s target annual incentive award in effect on December 31, 2011, payable in a lump sum on or before January 5, 2012, except to the extent the amounts constitute deferred compensation subject to Section 409A (in which case they are payable in installments on the dates on which they would be paid in the absence of a change in control), (ii) the amount actually earned under our 2011 SMIP, and (iii) an estimate of the amount that would be payable to Ms. Streeter under the cash component of our 2010 LTIP (for the 2010 – 2012 performance cycle) and our 2011 LTIP (for the 2011 – 2013 performance cycle), in each case prorated through the date of termination. Although the amounts earned, if any, for these performance cycles cannot be determined until the performance cycles are completed, for purposes of this table we have estimated that payouts under the cash components of the 2010 LTIP and 2011 LTIP would be earned at target and prorated through the date of termination. The prorated amounts, if any, actually earned under the cash component of our 2010 LTIP and our 2011 LTIP are payable between January 1 – March 15 of 2013 and 2014, respectively.
(2)	Represents: (a) in the event of termination due to death or permanent disability, the sum of the estimated value, as of December 31, 2011, of common stock underlying a pro rata portion of the RSUs granted on July 29, 2011 and the in-the-money/intrinsic value, as of December 31, 2011, of a pro rata portion of NQSOs granted on July 29, 2011; (b) in the event of voluntary termination for Good Reason or involuntary termination without Cause occurring more than 6 months before or 2 years after a change in control, the sum of the estimated value, as of December 31, 2011, of common stock underlying RSUs granted on July 29, 2011 and otherwise scheduled to vest on June 30, 2012 and the in-the-money/intrinsic value, as of December 31, 2011, of NQSOs granted on July 29, 2011 and otherwise scheduled to vest on June 30, 2012; and (c) in the event of voluntary termination for Good Reason or involuntary termination without Cause occurring within 6 months before or within 2 years after a change in control, the estimated value, as of December 31, 2011, of common stock underlying all RSUs granted on July 29, 2011 and the in-the-money/intrinsic value, as of December 31, 2011, of all NQSOs granted on July 29, 2011. We have estimated the value of the common stock underlying the RSUs by multiplying the number of RSUs by $12.74, the closing price of our common stock on December 31, 2011. The in-the-money/intrinsic value of the NQSOs granted on July 29, 2011 is $0, since the exercise price of all such NQSOs exceeds $12.74.
(3)	Represents, in the event of voluntary termination for Good Reason or involuntary termination without Cause, regardless of when the termination occurs in relation to a change in control, the sum of (a) the maximum cost to be incurred by Libbey to provide executive level outplacement services through a service provider selected by Ms. Streeter and (b) the estimated cost (net of employee contributions) to continue Ms. Streeter’s medical, prescription drug, dental and life insurance benefits for 18 months following the date of termination.

POTENTIAL PAYMENTS UPON TERMINATION UNDER
OTHER NAMED EXECUTIVES’ ORIGINAL EMPLOYMENT AGREEMENTS(1)

Named Executive	Base Salary ($)(2)	Annual Incentive Compensation ($)(3)	Long-Term Incentive Compensation ($)(4)	Acceleration of Unvested Equity Awards ($)(5)	Misc. Benefits ($)(6)	Total ($)(7)
G. Geswein
Voluntary termination for Good Reason or involuntary termination without Cause	733,884	544,827	136,878	519,537	30,699	1,965,825
D. Ibele
Death	319,410	190,535	292,538	390,191	19,000	1,211,674
Permanent disability	638,820	571,605	292,538	390,191	41,499	1,934,653
Voluntary termination for Good Reason or involuntary termination without Cause	638,820	571,605	292,538	390,191	41,499	1,934,653
Involuntary termination for Cause	0	0	0	0	0	0
R. Rubio
Death	459,714	273,497	392,460	855,522	19,000	2,000,193
Permanent disability	919,428	820,491	392,460	855,522	41,499	3,029,401
Voluntary termination for Good Reason or involuntary termination without Cause	919,428	820,491	392,460	855,522	41,499	3,029,401
Involuntary termination for Cause	0	0	0	0	0	0
S. Sellick
Death	298,662	177,998	270,366	347,741	19,000	1,113,766
Permanent disability	597,324	533,994	270,366	347,741	41,488	1,790,912
Voluntary termination for Good Reason or involuntary termination without Cause	597,324	533,994	270,366	347,741	41,488	1,790,912
Involuntary termination for Cause	0	0	0	0	0	0

(1)	As to Messrs. Geswein, Ibele and Sellick, represents amounts payable pursuant to their employment agreements dated as of December 31, 2008. As to Mr. Rubio, represents amounts payable pursuant to his employment agreement dated as of January 1, 2010. These employment agreements terminated on December 31, 2011.

(2)	For the named executives other than Mr. Geswein, represents (a) in the event of termination due to death, 1 times base salary at the rate in effect on December 31, 2011, and (b) in the event of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause, 2 times base salary at the rate in effect on December 31, 2011. For Mr. Geswein, represents 2 times base salary at the rate in effect on December 31, 2011, even though Mr. Geswein ceased to be employed by the Company on October 31, 2011. Since termination is assumed to have occurred on December 31, 2011, we have assumed that all 2011 base salary has been paid when due. Under these employment agreements, the base salary and annual incentive compensation components were payable in a lump sum, with the payment being made on the first day of the seventh month following termination, except if termination is a result of the named executive’s death, in which case the payment would be made within 60 days after Libbey receives written notice of the appointment of a personal representative for the named executive’s estate.

(3)	Represents, for the named executives other than Mr. Geswein, (a) in the case of termination due to death, the target annual incentive for 2011 performance under our SMIP and (b) in the case of termination due to permanent disability, by us without cause or by the named executive for good reason, the sum of (1) the named executive’s target award for the year (2011) in which termination occurs and (2) 2 times the named executive’s target award for 2011 under our SMIP. For the named executives other than Mr. Geswein, the target award for 2011 is not prorated because termination is assumed to occur on December 31, 2011. For Mr. Geswein, represents the sum of his target award for 2011 under our SMIP and 2 times his target award under our SMIP, prorated to reflect his last day of employment, October 31, 2011.

(4)	For the named executives other than Mr. Geswein, represents: the sum of (a) the actual award earned by the named executive under the cash component of our 2009 LTIP, since the condition to payment of the actual amount earned (continued employment until December 31, 2011) would have been met, and (b) an estimate of the amount that would be payable to the named executive under the cash component of our 2010 LTIP (for the 2010 – 2012 performance cycle) and our 2011 LTIP (for the 2011 – 2013 performance cycle), in each case prorated through the date of termination. Although the amounts earned, if any, for these performance cycles cannot be determined until the performance cycles are completed, for purposes of this table we have estimated that payouts under the cash components of the 2010 LTIP and 2011 LTIP would be earned at target and prorated through the date of termination. The prorated amounts, if any, actually earned under the cash component of our 2010 LTIP and our 2011 LTIP are payable between January 1 – March 15 of 2013 and 2014, respectively. For further information regarding the threshold, target and maximum award opportunities provided to the named executives under the cash components of our 2010 LTIP and 2011 LTIP, see “Grants of Plan-Based Awards for 2011.” Because Mr. Geswein’s employment ceased on October 31, 2011, Mr. Geswein did not meet the condition for payment of his earned award under the cash component of the 2009 LTIP, but he remains eligible for prorated payouts under the cash component of our 2010 LTIP and 2011 LTIP.

(5)	For the named executives other than Mr. Geswein, represents the sum of (a) the estimated value of common stock underlying RSUs that were granted in 2008, 2009, 2010 and 2011 that had not vested as of December 31, 2011 and (b) the in-the-money/intrinsic value of NQSOs that had not vested as of December 31, 2011. For Mr. Geswein, represents the sum of (a) the estimated value of common stock underlying RSUs that were granted in 2008, 2009, 2010 and 2011 that vested upon the October 31, 2011 termination of Mr. Geswein’s employment and (b) the in-the-money/intrinsic value of NQSOs that vested upon the October 31, 2011 termination of Mr. Geswein’s employment. For the named executives (including Mr. Geswein), we have estimated the value of the common stock underlying the RSUs by multiplying the number of RSUs by $12.74, the closing price of our common stock on December 31, 2011, and we have estimated the in-the-money/intrinsic value of the NQSOs by multiplying the number of NQSOs having exercise prices above $12.74 by the amount by which $12.74 exceeds the applicable exercise prices.

(6)	In the event of termination as a result of death, represents the estimated cost of medical, prescription drug, dental and vision benefits for the named executive’s covered dependents for 12 months following the date of termination. In the event of termination as a result of permanent disability, voluntary termination for good reason or involuntary termination without cause, represents the sum of (a) the estimated cost of medical, prescription drug, dental and vision benefits for the named executive and/or his or her covered dependents for 24 months following the date of termination and (b) the estimated cost of continued life insurance coverage, for a period of 24 months, under our group life insurance policy applicable to all salaried employees.
(7)	Does not include any tax gross-up because the excise tax contemplated by Section 4999 of the Internal Revenue Code does not apply in the absence of a change in control. Does not include any qualified or nonqualified pension benefit or other deferred compensation to which any named executive otherwise may be entitled upon retirement or other termination of employment. For further information regarding those benefits, see “Retirement Plans” and “Nonqualified Deferred Compensation” above.

POTENTIAL PAYMENTS UNDER ORIGINAL CIC AGREEMENTS(1)

Upon Change In Control

Named Executive	Cash Incentive Compensation ($)(2)	Unvested Stock Options ($)(3)	Total ($)
D. Ibele	297,669	78,240	375,909
R. Rubio	447,378	395,481	842,859
S. Sellick	268,632	75,843	344,475

(1)	No disclosure is provided with respect to Mr. Meier, who retired on July 31, 2011 after over 41 years of service to Libbey; Mr. Geswein, whose last day of employment with Libbey was October 31, 2011; or Mr. Reynolds, whose change in control agreement terminated on October 31, 2011, the last day of the month in which he turned age 65. Amounts payable to Ms. Streeter are included in the table under the heading “Potential Payments Under Streeter Employment Agreement.”
(2)	Represents the sum of (a) the named executive’s target award under our 2011 SMIP and (b) a prorated target award under the cash components of our 2010 LTIP and 2011 LTIP. Because a change in control is assumed to occur on December 31, 2011, the named executive’s target award under our 2011 SMIP is not prorated. The named executive’s target award under the cash component of our 2010 LTIP represents 2/3 of the target award for the 3-year performance cycle ending December 31, 2012, and the named executive’s target award under the cash component of our 2011 LTIP represents 1/3 of the target award for the 3-year performance cycle ending December 31, 2013. If a termination were to occur during a year, the target award under our 2011 SMIP also would be prorated, but in no event would the named executive receive less than 50% of the target award.
(3)	Represents the in-the-money/ intrinsic value of unvested NQSOs based upon the closing price of our stock on December 31, 2011.

Upon Termination In Connection With Change In Control(1)

Named Executive	Base Salary ($)(2)	Annual Incentive Compensation ($)(3)	Unvested Restricted Stock ($)(4)	Misc. Benefits ($)(5)	Pension Plan Benefits ($)(6)	Tax Gross-Up ($)(7)	Total ($)
D. Ibele	958,230	583,767	311,952	81,289	262,083	865,580	3,062,901
R. Rubio	1,379,142	978,666	460,041	82,025	250,000	1,325,960	4,475,834
S. Sellick	895,986	683,295	271,897	77,231	250,000	855,040	3,033,449

(1)	For the other named executives other than Messrs. Meier, Geswein and Reynolds and Ms. Streeter, represents the amount payable if, within 2 years after the change in control, Libbey were to terminate the employment of the named executive without cause or the named executive were to terminate his employment for good reason. In certain circumstances, these amounts may be payable to the named executive if his employment is terminated prior to the change in control based upon an event that would meet the definition of “cause” or “good reason” if the event were to occur within 2 years after the change in control. If, for example, an acquirer, in an effort to reduce the amounts payable to our executives in connection with a change in control, were to induce our Board to terminate a named executive’s employment prior to the date on which the acquirer actually acquires control, the amounts contemplated by this table nevertheless would be payable to the named executive.

(2)	Represents 3 times base salary in effect on December 31, 2011 and is payable in a lump sum on the first day of the seventh month following termination of employment. We have assumed that all 2011 base salary has been paid when due.

(3)	Represents 3 times the greater of (a) the named executive’s target award under the 2011 SMIP or (b) the named executive’s actual award under the 2010 SMIP. Target awards under the 2011 SMIP represent a percentage of base salary actually earned during the year, as reflected by W-2 wages. For information with respect to the target percentages of the respective named executives, see “Compensation Discussion and Analysis — What pay did Libbey’s executives receive for 2011? — Annual Incentive Compensation.”

(4)	The change in control is assumed to have occurred concurrently with termination of employment on December 31, 2011. Pursuant to the Original CIC Agreements, the cash value of unvested RSUs outstanding on the date of the change in control is determined based upon the closing price ($12.74) of Libbey’s common stock on the last trading day (December 30, 2011) immediately preceding the change in control. That value is frozen. Upon termination by Libbey without cause or by the named executive for good reason within 2 years after the change in control (and in certain circumstances prior to the change in control), that value is paid to the named executive in cash.

(5)	Represents the sum of (a) the estimated cost of medical, prescription drug, dental and vision benefits for the named executive and his covered dependents for 36 months following the date of termination, at an assumed annual cost of $19,000; (b) the estimated cost of continued life insurance coverage, for a period of 36 months following the date of termination, under our group life insurance policy applicable to all salaried employees; (c) the estimated cost to provide outplacement services for 2 years following the date of termination, at a maximum cost to the Company of $15,000 per named executive; and (d) the estimated cost to provide 1 year of financial planning services of the nature and scope provided to the respective named executives during 2011.

(6)	Represents a lump sum equal to the greater of (i) $250,000 or (ii) the additional benefits to which the named executive would have been entitled under the Company’s qualified pension plan if he had remained employed by the Company for an additional 3 years. Does not include any other qualified or nonqualified pension benefit or other deferred compensation to which the named executive otherwise may be entitled upon his retirement or other termination of employment. For further information regarding those benefits, see “Retirement Plans” and “Nonqualified Deferred Compensation” above.

(7)	Represents the amount that the Company would be obligated to pay in order to fully gross up the amounts payable to the respective named executives to cover the excise taxes assessed against them. Gross-up is required only if the “present value” of the “parachute payments” payable to a named executive exceeds 1.10 multiplied by 3 times the “base amount” of the named executives (with the terms “present value,” “parachute payments” and “base amount” being defined in Section 280G of the Internal Revenue Code). Excise tax gross-ups were eliminated when the New Agreements became effective.

POTENTIAL PAYMENTS UNDER NEW AGREEMENTS(1)

Based on the assumptions set forth above, the following table illustrates the amounts that would have been payable under the New Agreements had they been in effect on December 31, 2011:

Named Executive	Cash Severance ($)(2)	Acceleration of Unvested Equity Awards ($)(3)	Misc. Benefits ($)(4)	Total ($)
Daniel P. Ibele
Death or permanent disability	298,081	258,937	0	557,018
Voluntary termination for Good Reason or involuntary termination without Cause – no change in control triggering event	770,871	115,671	32,858	919,399
Voluntary termination for Good Reason or involuntary termination without Cause – change in control triggering event	1,280,815	390,191	51,786	1,722,793
Involuntary termination for Cause	0	0	0	0
Roberto B. Rubio
Death or permanent disability	447,964	637,370	0	1,085,334
Voluntary termination for Good Reason or involuntary termination without Cause – no change in control triggering event	1,162,713	208,827	32,858	1,404,397
Voluntary termination for Good Reason or involuntary termination without Cause – change in control triggering event	1,895,924	531,096	51,786	2,478,806
Involuntary termination for Cause	0	0	0	0
Scott M. Sellick
Death or permanent disability	268,911	239,474	0	508,385
Voluntary termination for Good Reason or involuntary termination without Cause – no change in control triggering event	710,861	109,334	32,852	853,047
Voluntary termination for Good Reason or involuntary termination without Cause – change in control triggering event	1,187,521	347,741	51,778	1,587,039
Involuntary termination for Cause	0	0	0	0

(1)	No disclosure is provided for Mr. Meier, who retired on July 31, 2011; Mr. Geswein, whose last day of employment was October 31, 2011; or Mr. Reynolds, whose employment agreement terminated on October 31, 2011, the last day of the month in which he attained age 65.

(2)	Represents:
(a)	in the event of termination due to death or permanent disability, the sum of the named executive’s target award under the 2011 SMIP and the cash component of the 2010 LTIP and the 2011 LTIP, in each case prorated through the date of termination;
(b)	in the event of voluntary termination for Good Reason or involuntary termination without Cause occurring more than 6 months before or 2 years after a change in control, the sum of:

(i)	the greater of (A) the named executive’s base salary at the rate in effect when notice of termination is given, plus the named executive’s target award under the 2011 SMIP, or (B) the amount of severance to which the named executive would be entitled under our Executive Severance Policy if the named executive were not a party to the new agreement;
(ii)	the amount actually earned by the named executive under the 2011 SMIP; and
(iii)	an estimate of the amount that the named executive actually would earn under the cash component of each of our 2010 LTIP (for the 2010 – 2012 performance cycle) and 2011 LTIP (for the 2011 – 2013 performance cycle), in each case prorated through the date of termination; and
(c)	in the event of voluntary termination for Good Reason or involuntary termination without Cause occurring within 6 months before, or within 2 years after, a change in control triggering event, the sum of:
(i)	2 times the sum of the named executive’s annual base salary at the rate in effect when notice of termination is given and the named executive’s target award under the 2011 SMIP;
(ii)	2 times the named executive’s target annual incentive opportunity under the 2011 SMIP; and
(iii)	an estimate of the amount that the named executive actually would earn under the cash component of each of our 2010 LTIP (for the 2010 – 2012 performance cycle) and 2011 LTIP (for the 2011 – 2013 performance cycle), in each case prorated through the date of termination.

Neither the named executive’s target award under the 2011 SMIP nor the amount actually earned by the named executive under the 2011 SMIP has been prorated because the named executive’s employment is assumed to have been terminated on December 31, 2011, the last day of the period covered by the 2011 SMIP. We have estimated the payouts under the cash components of our 2010 LTIP and 2011 LTIP at target levels of performance. For further information regarding potential payouts under the cash component of our 2010 LTIP and 2011 LTIP, see “Grants of Plan-Based Awards.”

(3)	Represents:
(a)	in the event of termination due to death or permanent disability, the sum of the estimated value, as of December 31, 2011, of common stock underlying a pro rata portion of RSUs that were not vested on December 31, 2011, and the in-the-money/intrinsic value, as of December 31, 2011, of a pro rata portion of the NQSOs that were not vested on December 31, 2011;
(b)	in the event of voluntary termination for Good Reason or involuntary termination without Cause occurring more than 6 months before or 2 years after a change in control, the sum of the estimated value, as of December 31, 2011, of common stock underlying RSUs scheduled to vest on June 30, 2012 and the in-the-money/intrinsic value, as of December 31, 2011, of NQSOs scheduled to vest on June 30, 2012; and
(c)	in the event of voluntary termination for Good Reason or involuntary termination without Cause occurring within 6 months before or within 2 years after a change in control, the estimated value, as of December 31, 2011, of common stock underlying all RSUs that were not vested on December 31, 2011 and the in-the-money/intrinsic value, as of December 31, 2011, of all NQSOs that were not vested on December 31, 2011.

We have estimated the value of the common stock underlying the RSUs by multiplying the number of RSUs by $12.74, the closing price of our common stock on December 31, 2011. The in-the-money/intrinsic value of the NQSOs granted on July 29, 2011 is $0, since the exercise price of all such NQSOs exceeds $12.74.

(4)	Represents, in the event of termination as a result of voluntary termination for Good Reason or involuntary termination without Cause, regardless of proximity in time to a change in control, the sum of (a) the estimated cost to be incurred by Libbey to provide executive level outplacement services, for a period of 2 years after termination, through a service provider selected by Libbey and (b) the estimated cost (net of employee contributions) to continue the named executive’s medical, prescription drug, dental and life insurance benefits for 12 months following the date of termination if termination occurs more than 6 months before or 2 years after a change in control triggering event or for 18 months following the date of termination if termination occurs within 6 months before or within 2 years after a change in control. If termination occurs within 6 months before or within 2 years after a change in control, the amount paid by Libbey for outplacement services may not exceed 15% of the named executive’s annual base salary at the time of termination.

Non-Management Directors’ Compensation in 2011

Our management directors do not receive additional pay for service on the Board of Directors. In 2011, we paid the following forms and amounts of compensation to our non-management directors:

Annual Retainer	$40,500 (paid in quarterly installments of $10,125)
Equity Awards	On the date of each annual meeting of shareholders, outright grant of shares of common stock valued at $52,500 on the date of grant
Audit Committee Chair Retainer	$10,000 per year, in addition to Audit Committee Member Retainer
Compensation Committee Chair Retainer	$7,500 per year, in addition to Compensation Committee Member Retainer
Nominating and Governance Committee Chair Retainer	$5,000 per year, in addition to Nominating and Governance Committee Member Retainer
Audit Committee Member Retainer	$6,500 per year
Compensation Committee Member Retainer	$6,000 per year
Nominating and Governance Committee Member Retainer	$5,000 per year
Other Fees	$500 per half day for performance of special Board or committee business requested of the director, such as the service provided by members of the ad hoc succession planning committee appointed by the Board in 2011

In connection with Mr. Foley’s election as Chairman, Mr. Foley resigned as a member of the Compensation and Nominating and Governance committees and our Board determined that, effective August 1, 2011, the Chairman of the Board would receive additional pay in the following amounts:

•	An annual cash retainer equal to $60,000, payable in equal quarterly installments; and
•	An additional cash payment in the amount of $25,000, payable in equal quarterly installments, for the first year of the Chairman’s term.

We also maintain stock ownership guidelines for non-employee directors. For more information with respect to our stock ownership guidelines for non-employee directors, see “Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines” above.

Directors may elect, pursuant to the Director DCP, to defer cash and/or equity compensation into any of 13 measurement funds. The Director DCP, as well as the predecessor deferred compensation plans under which non-employee directors were eligible to participate, are unfunded plans, and the Company does not guarantee an above-market return on amounts deferred under any of these plans. Amounts deferred under the Director DCP, as well as under a predecessor plan, are, at the election of the applicable director, payable either in a lump sum or in installments over a period of time selected by the director. Amounts deferred under our first deferred compensation plan for outside directors are payable in a lump sum upon retirement from our Board or, if earlier, upon death of the director.

In addition to paying the compensation listed above, we reimburse our non-management directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other personal benefits.

In 2011, our non-management directors received the following pay:

DIRECTOR COMPENSATION FOR YEAR ENDED DECEMBER 31, 2011

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Carlos V. Duno	67,000	52,489	0	0	119,489
William A. Foley	100,500	52,489	0	0	152,989
Jean-René Gougelet	54,000	52,489	0	0	106,489
Peter C. McC. Howell	61,000	52,489	0	0	113,489
Deborah G. Miller	56,500	52,489	0	0	108,989
Carol B. Moerdyk	66,500	52,489	0	0	118,989
John C. Orr	57,500	52,489	0	0	109,989
Terence P. Stewart(4)	42,500	52,489	0	0	94,989

(1)	Includes pay deferred into the Libbey common stock measurement fund pursuant to the Director DCP.
(2)	Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of awards of stock made to each non-management director on May 19, 2011. On that date, we awarded each non-management director stock having a grant date fair value of $52,489. Messrs. Duno, Gougelet, Howell and Stewart elected to defer receipt of a portion or all of the stock pursuant to the Director DCP.
(3)	We do not maintain a pension plan for our non-management directors. We do not guarantee any particular rate of return on any pay deferred pursuant to our deferred compensation plans. Dividends on pay deferred into the Libbey Inc. phantom stock or measurement fund under our deferred compensation plans for non-management directors accrue only if and to the extent payable to holders of our common stock. Pay deferred into interest-bearing accounts under our deferred compensation plans for non-management directors does not earn an above-market return, as the applicable interest rate is the yield on 10-year treasuries. Pay deferred into other measurement funds under our deferred compensation plans for non-management directors does not earn an above-market return as that pay earns a return only if and to the extent that the net asset value of the measurement fund into which the pay is deemed invested actually increases.
(4)	For additional information with respect to compensation payable to Mr. Stewart’s law firm for services provided to Libbey, see “Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?”

CERTAIN LEGAL PROCEEDINGS

We are not a party to any litigation, the outcome of which, if decided adversely to us, reasonably could be expected to have a material adverse effect on Libbey.

OTHER BUSINESS

As of the date of this proxy statement, neither the Board nor management knows of any other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy committee to take such action as shall be in accordance with their judgment on such matters. All other matters to be voted upon by shareholders will require a majority vote of common stock represented in person or by proxy.

GENERAL INFORMATION

Availability of List of Shareholders:

A complete list of shareholders entitled to vote at the Annual Meeting will be maintained at the Company’s principal executive offices at 300 Madison Avenue, Toledo, Ohio for a period of at least 10 days prior to the Annual Meeting.

Solicitation Costs:

The Company has retained Georgeson Shareholder to solicit the submission of proxies authorizing the voting of shares in accordance with the Board’s recommendations. The Company has agreed to pay a fee of $8,000, plus expenses for out-of-pocket costs, for Georgeson’s services. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone or telegram. Arrangements have been made with Corporate Investor Communications, Inc. to perform a broker-nominee search. Arrangements also have been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company’s Board of Directors.

Reports to Shareholders:

The Company has mailed this proxy statement and a copy of its 2011 Annual Report to each shareholder entitled to vote at the Annual Meeting. Included in the 2011 Annual Report are the Company’s consolidated financial statements for the year ended December 31, 2011.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Libbey Inc., Attention: Investor Relations, Kenneth A. Boerger, Vice President and Treasurer, 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

By Order of the Board of Directors,

SUSAN A. KOVACH, Secretary

Toledo, Ohio
April 5, 2012

ATTACHMENT A

Year ended December 31, (dollars in thousands)	2011
Net income	$23,641
Add: Interest expense	43,419
Add: Provision for income taxes	1,643
Earnings before interest and income taxes (EBIT)	68,703
Add: Depreciation and amortization	42,188
Earnings before interest, taxes, depreciation and amortization (EBITDA)	110,891
Add: Special items before interest and taxes:
Loss on redemption of debt	2,803
Facility closure charges	(84)
Fixed asset write-down	817
Gain on sale of land at Libbey Holland facility	(3,445)
Gain on sale of Traex assets	(3,418)
Abandoned property	2,719
CEO transition expenses	2,722
Severance	1,105
Equipment credit	(1,021)
Adjusted EBITDA	$113,089

ATTACHMENT B

For purposes of determining the extent to which the corporate component performance measures were achieved, we calculated adjusted EBITDA as follows:

Net income
Add: Interest expense
Add: Provision (benefit) for income taxes
Earnings (Loss) before interest and income taxes
Add: Depreciation and amortization
Earnings before interest, taxes, depreciation and amortization (EBITDA)
Plus or minus: The impact of unusual transactions such as gains or losses on asset sales, restructuring charges and asset impairment charges
Adjusted EBITDA

We calculated free cash flow as follows:

Adjusted EBITDA (calculated as described above)
Plus or minus: Changes in working capital
Minus: Capital expenditures
Plus or minus: The amount by which expense for pension and postretirement benefits exceeds our cash pension and post-retirement obligations
Minus: Cash interest paid
Minus: Cash taxes paid
Plus or minus: Other(1)
Free cash flow
(1)	Other primarily includes special charges, changes in prepaid expenses, accrued liabilities and salary and wage accrual, as well as stock compensation expense and gain (loss) on foreign exchange

For financial reporting purposes, we define free cash flow as net cash provided by (used in) operating activities, less capital expenditures, adjusted for payment of interest on the PIK Note that was repaid in 2010 and proceeds of asset sales and other. Our consolidated financial statements filed on Form 10-K with the SEC on March 14, 2012, provide the following reconciliation of net cash provided by (used in) operating activities to free cash flow:

Net cash provided by (used in) operating activities
Less: Capital expenditures
Plus: Proceeds on sale of Traex assets
Plus: Proceeds from asset sales and other
Plus: Payment of interest on New PIK Notes
Free cash flow

The calculation that we use in order to determine free cash flow for incentive compensation purposes yields the same result as the reconciliation of net cash provided by (used in) operating activities to free cash flow described above.

Libbey®

LIBBEY INC.
P.O. BOX 10060
TOLEDO, OH 43699-0060

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M45469-P22001 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIBBEY INC.

The Board of Directors recommends that you vote FOR all of the following proposals:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Stephanie A. Streeter 02) Carol B. Moerdyk 03) John C. Orr

	For	Against	Abstain
2. Approve, by non-binding vote, 2011 compensation paid to the company's named executive officers.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as Libbey's independent auditors for the fiscal year ending December 31, 2012.	☐	☐	☐

NOTE: The Directors up for election are Class I directors. Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M45470-P22001

LIBBEY INC.
Annual Meeting of Shareholders
May 17, 2012 2:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Richard I. Reynolds and Susan Allene Kovach, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LIBBEY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 02:00 PM, EDT on May 17, 2012, at 335 N. St. Clair Street, Toledo, Ohio, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side